Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

ZALICUS INC.,

a Delaware corporation;

BRUNNING, INC.,

a Delaware corporation; and

EPIRUS BIOPHARMACEUTICALS, INC.,

a Delaware corporation

Dated as of April 15, 2014

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3.11	Absence of Undisclosed Liabilities	37
3.12	Compliance with Laws; Regulatory Compliance	38
3.13	Taxes and Tax Returns	39
3.14	Employee Benefit Programs.	42
3.15	Labor and Employment Matters.	44
3.16	Environmental Matters	45
3.17	Insurance	45
3.18	Books and Records	46
3.19	Government Programs	46
3.20	Transactions with Affiliates	46
3.21	Legal Proceedings; Orders	46
3.22	Illegal Payments	46
3.23	Inapplicability of Anti-takeover Statutes	47
3.24	Vote Required	47
3.25	Opinion of Financial Advisor	47
3.26	No Financial Advisor	47
3.27	Disclosure; Phoenix Information	47
Section 4. CERTAIN COVENANTS OF THE PARTIES		48
4.1	Access and Investigation	48
4.2	Operation of Phoenix’s Business	48
4.3	Operation of the Company’s Business	49
4.4	Negative Obligations	49
4.5	Mutual Non-Solicitation	52
Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES		57
5.1	Disclosure Documents.	57
5.2	Stockholder Approval.	58
5.3	Regulatory Approvals	59
5.4	Company Stock Options, Company Warrants and Phoenix 401(k)	59
5.5	Indemnification of Officers and Directors	60
5.6	Additional Agreements	61
5.7	Disclosure	62
5.8	Listing	62
5.9	Tax Matters	62
5.10	Cooperation	62
5.11	Directors	62
5.12	Stockholder Litigation	63
5.13	Section 16 Matters	63
5.14	Securityholder List	63
5.15	Reverse Stock Split	63
5.16	Phoenix Consent as Sole Stockholder of Merger Sub	63
Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		64
6.1	No Restraints	64
6.2	Stockholder Approval	64
6.3	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	64
6.4	Effective Registration Statement and Proxy Statement	64
6.5	Net Cash Calculation	64
Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PHOENIX AND MERGER SUB		64
7.1	Accuracy of Representations	64
7.2	Performance of Covenants	65

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7.3	Consents	65
7.4	Officers’ Certificate	65
7.5	No Company Material Adverse Effect	65
7.6	Charter Amendment	65
Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		65
8.1	Accuracy of Representations	65
8.2	Performance of Covenants	65
8.3	Consents	65
8.4	Officers’ Certificate	66
8.5	No Phoenix Material Adverse Effect	66
8.6	Minimum Net Cash	66
Section 9. TERMINATION		66
9.1	Termination	66
9.2	Effect of Termination	67
9.3	Expenses; Termination Fees	67
Section 10. MISCELLANEOUS PROVISIONS		68
10.1	Non-Survival of Representations and Warranties	68
10.2	Amendment	68
10.3	Waiver	68
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	68
10.5	Applicable Law; Jurisdiction	69
10.6	Fees	69
10.7	Assignability	69
10.8	Notices	69
10.9	Cooperation	70
10.10	Severability	71
10.11	Other Remedies; Specific Performance	71
10.12	Construction	71
10.13	Entire Agreement	71

EXHIBITS

Exhibit A	—	Definitions	A-1
Exhibit B	—	Forms of Voting Agreements
Exhibit C	—	Certificate of Incorporation of the Surviving Corporation
Exhibit D	—	Charter Amendment

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CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 15, 2014, by and among ZALICUS INC., a Delaware corporation (“Phoenix”); BRUNNING, INC., a Delaware corporation and a wholly-owned subsidiary of Phoenix (“Merger Sub”), and EPIRUS BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Phoenix and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Phoenix.

B. For U.S. federal income tax purposes, Phoenix, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and that Phoenix, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

C. The Board of Directors of Phoenix (i) has determined that the Merger is advisable and in the best interests of Phoenix and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Phoenix Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of Phoenix vote to approve the issuance of shares of Phoenix Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

E. The Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

F. Concurrently with the execution of this Agreement, and as an inducement to Phoenix, Merger Sub and the Company to enter into this Agreement, certain stockholders of Phoenix and the Company listed on Schedule I hereto have entered into voting agreements, dated as of the date hereof, in the forms attached hereto as Exhibit B (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms thereof, to vote or cause to be voted all of the shares of capital stock of the Company or Phoenix, as the case may be, held of record or beneficially owned by such stockholder in favor of the adoption and approval of this Agreement in the case of stockholders of the Company, and in favor of the approval of the Phoenix Stockholder Proposals in the case of stockholders of Phoenix. The parties intend that, as soon as practicable following the execution of this Agreement, the Board of Directors of the Company will adopt a resolution setting forth the Charter Amendment, declaring its advisability and recommending that the stockholders of the Company adopt and approve the Charter Amendment, and that as soon as practicable thereafter, certain stockholders of the Company will execute written consents approving the Charter Amendment.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of Phoenix.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins, LLP, 200 Clarendon Street, 20th Floor, Boston, Massachusetts 02116, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Phoenix and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Phoenix and the Company. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), or at such later time as may be specified in such Certificate of Merger with the consent of Phoenix and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit C, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Certificate of Incorporation of Phoenix shall be the Phoenix Charter immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, Phoenix shall file an amendment to its certificate of incorporation to change the name of Phoenix to “Epirus Biopharmaceuticals, Inc.”;

(c) the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws;

(d) the directors and officers of Phoenix shall be as set forth in Section 5.11; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of Phoenix as set forth in Section 5.11.

1.5 Conversion of Shares; Company Stock Options and Company Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Phoenix, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock or Company Preferred Stock held by the Company as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Phoenix Common Stock equal to the Exchange Ratio; and

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Phoenix Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Phoenix Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Phoenix is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Phoenix Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Phoenix Common Stock (after aggregating all fractional shares of Phoenix Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be entitled to receive, from the Exchange Agent (as defined in Section 1.7) in accordance with the provisions of this Section 1.5, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the exchange agent attributable to such sale) in one or more transactions of shares of Phoenix Common Stock equal to the excess of (i) the aggregate number of shares of Phoenix Common Stock to be delivered to the Exchange Agent by Phoenix pursuant to Section 1.7(a) over (ii) the aggregate number of whole shares of Phoenix Common Stock to be distributed to holders of Company Stock Certificates pursuant to Section 1.7(b) (such excess being, the “Excess Shares”). The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Phoenix that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing shares of Phoenix Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ Capital Market (or such other NASDAQ market which the Phoenix Common Stock then trades).

(d) All Company Stock Options outstanding immediately prior to the Effective Time under the Company Stock Option Plan and all Company Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Phoenix Common Stock or warrants to purchase Phoenix Common Stock, as applicable, in accordance with Section 5.4.

(e) Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Phoenix Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Preferred Stock, Company Stock Options and Company Restricted Stock Units the same economic effect as contemplated by this Agreement prior to such event.

1.6 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7. From and after the Effective Time, the holders of Company Stock Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to the Company Common Stock and/or Company Preferred Stock, as applicable, represented by such Company Stock Certificates except as otherwise provided for herein or by applicable Law.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, Computershare Trust Company, N.A. shall be appointed to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly following the Effective Time, Phoenix shall deposit with the Exchange Agent: (i) certificates representing the shares of Phoenix Common Stock issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Common Stock and Company Preferred Stock pursuant to this Section 1.7. The shares of Phoenix Common Stock and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Phoenix may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Phoenix Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Phoenix: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Phoenix Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of Phoenix Common Stock) pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Phoenix Common Stock (and cash in lieu of any fractional share of Phoenix Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Phoenix may, in its discretion and as a condition precedent to the delivery of any shares of Phoenix Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and, if reasonably required by Phoenix, post a bond indemnifying Phoenix against any claim suffered by Phoenix related to the lost, stolen or destroyed Company Stock Certificate or any Phoenix Common Stock issued in exchange therefor as Phoenix may reasonably request. If any certificates evidencing shares of Phoenix Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate for shares of Phoenix Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) No dividends or other distributions declared or made with respect to Phoenix Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Phoenix Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Phoenix upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Phoenix (subject to any applicable abandoned property Law, escheat Law or similar Law) for satisfaction of their claims for Phoenix Common Stock, cash in lieu of fractional shares of Phoenix Common Stock and any dividends or distributions with respect to shares of Phoenix Common Stock.

(e) Each of Phoenix, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Phoenix Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give Phoenix prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall (in the name of the Company, in the name of Merger Sub and otherwise) take such action.

1.10 Determination of Net Cash.

(a) Within two (2) calendar days following the Determination Date, Phoenix will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Phoenix’s calculation of Net Cash (as determined in accordance with the definition of Net Cash) (the “Net Cash Calculation”) as of such Determination Date prepared by Phoenix’s Chief Financial Officer, together with the work papers and back-up materials used in preparing the applicable Net Cash Schedule.

(b) Within two (2) Business Days after Phoenix delivers the Net Cash Schedule to the Company (the “Response Date”), the Company will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Phoenix (a “Dispute Notice”). Any Dispute Notice will identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such proposed revisions.

(c) If on or prior to the Response Date, (i) the Company notifies Phoenix in writing that it has no objections to the Net Cash Calculation set forth in the Net Cash Schedule or (ii) the Company fails to deliver a Dispute Notice as set forth above, then the Net Cash Calculation as set forth in the Net Cash Schedule will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement, except in the case of intentional or willful misrepresentation.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date as provided above, then representatives of Phoenix and the Company will promptly meet and attempt in good faith to promptly resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash within three (3) calendar days after the Response Date, which agreed upon Net Cash amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(e) In the event no agreement is reached within three (3) calendar days after the Response Date and the disagreements would result in at least a $250,000 adjustment to Net Cash, then the Parties agree to adjourn the Phoenix Stockholder Meeting to a date mutually agreed upon so that such disagreement can be resolved in accordance with the terms of clause (f) below.

(f) If Phoenix and the Company are unable to resolve any disagreement between them concerning the Net Cash Calculation or any component thereof (the “Dispute”) within three (3) calendar days, then the Dispute may be referred by Phoenix or the Company for determination to McGladrey LLP. If McGladrey LLP is unwilling to serve in such capacity then the Company and Phoenix will refer the Dispute to the Boston, Massachusetts office of a regionally or nationally recognized accounting firm that is mutually selected by Phoenix and the Company. If the Parties are unable to select a regionally or nationally recognized accounting firm within five (5) calendar days, then either Phoenix or the Company may thereafter request that the Boston, Massachusetts office of the American Arbitration Association make such selection (either McGladrey LLP or such other accounting firm, as applicable, the “Independent Accountant”). Each of Phoenix and the Company will provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Dispute within ten (10) calendar days from the date of the referral. The Independent Accountant will make a written determination as promptly as practicable, but in any event within fifteen (15) calendar days after the date on which the Dispute is referred to the Independent Accountant, by determining the actual Net Cash, which will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement, and the applicable Exchange Ratio. If at any time Phoenix and the Company resolve the Dispute, then notwithstanding the preceding provisions of this clause (f), the Independent Accountant’s involvement promptly will be discontinued and the Net Cash Calculation will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes under this Agreement, except in the case of intentional or willful misrepresentation or manifest error. The Parties will make readily available to the Independent Accountant all relevant books and records relating to the Net Cash Calculation and the calculation set forth in the Net Cash Schedule and all other items reasonably requested by the Independent Accountant in connection with resolving the Dispute. The costs and expenses of the Independent Accountant will be borne equally by Phoenix and the Company.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Phoenix and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Phoenix (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other Sections and subsections.

2.1 Organization.

(a) The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), copies of which have previously been made available to Phoenix, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof. Other than the Company Charter and the

Company Bylaws, the Company is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b) Each of the Company’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of the Company’s Subsidiaries, copies of which have previously been made available to Phoenix, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of the Company are not in violation of any provision thereof.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 111,815,911 shares of Company Common Stock and 95,850,903 shares Company Preferred Stock, of which 55,653,728 are designated as Company Series A Preferred Stock and 40,197,175 are designated as Company Series B Preferred Stock. As of the date hereof, there are 2,888,021 shares of Company Common Stock issued and outstanding (of which 400,000 were shares of restricted stock of the Company), 42,418,035 shares of Company Series A Preferred Stock issued and outstanding and 22,057,597 shares of Company Series B Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable Laws. Except for the Company Stock Option Plans and the Company Warrants, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company.

(b) Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Common Stock and shares of Company Preferred Stock (other than Company Stock Options), on a holder-by-holder basis.

(c) As of the date hereof, there are 9,040,236 shares of Company Common Stock issuable upon exercise of all outstanding Company Stock Options, subject to adjustment on the terms set forth in the Company Stock Option Plans. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Stock Option, (ii) the date each

Company Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Company Stock Option, (iv) the expiration date of each such Company Stock Option, (v) the vesting schedule of each such Company Stock Option, (vi) the price at which each such Company Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Stock Options and (viii) whether and to what extent the exercisability of each Company Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(d) As of the date hereof, there are 400,000 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards and no shares of Company Common Stock subject to outstanding Company Restricted Stock Unit Awards. As of the date hereof, there are up to 3,920,886 shares of Company Capital Stock issuable upon exercise of all outstanding Company Warrants. Section 2.2(d) of the Company Disclosure Schedule sets forth each such Company Restricted Stock Award, Company Restricted Stock Unit Award and Company Warrant outstanding as of the date hereof and the number of shares of Company Capital Stock subject to the award or issuable upon exercise of the warrant, as applicable.

(e) Section 2.2(e) of the Company Disclosure Schedule lists each Subsidiary of the Company as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Company’s Subsidiaries (A) are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable, (B) are owned by the Company free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon the Company or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

2.3 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the filing of the Charter Amendment (and the actions of the Board of Directors of the Company and certain stockholders of the Company relating thereto), the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by the Company on or prior to the date hereof in connection with the Contemplated Transactions have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4 Non-Contravention; Consents.

(a) Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) subject to obtaining the Company Stockholder Approval, conflict with, or result in any violation or breach of, any provision of the Company Charter, the Company Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clause (iii) of this Section 2.4(a) for any such conflicts or violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the

Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Capital Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

2.5 Financial Statements.

(a) Section 2.5(a) of the Company Disclosure Schedule includes true and complete copies of the Company’s audited consolidated balance sheet as of December 31, 2013 and December 31, 2012, and the related consolidated audited statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2013 and December 31, 2012, together with the notes thereto and the reports and opinions of Ernst & Young LLP relating thereto, and the unaudited balance sheet of the Company as of March 31, 2014 and the related unaudited statements of operations, cash flow and stockholders’ equity for the three-month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (i) complied, or will comply as to form in all material respects prior to the filing of the Registration Statement, with the published rules and regulations of the SEC with respect thereto (ii) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (iii) fairly present, in all material respects, the financial condition and operating results of the Company and its Subsidiaries as of the dates and for the periods indicated therein (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material). The balance sheet of the Company as of December 31, 2013 is hereinafter referred to as the “Company Balance Sheet.”

(b) The Company and its Subsidiaries, collectively, maintain adequate disclosure controls and procedures designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Company by others within those entities.

(c) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company and its Subsidiaries has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that any of the Company or its Subsidiaries has engaged in questionable accounting or auditing practices.

(d) During the periods covered by the Company Financial Statements,

there have been no: (i) changes in the internal control over financial reporting of the Company and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, the Company’s and its Subsidiaries internal control over financial reporting; (ii) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reported to the Board of Directors of the Company and the external auditors of the Company and its Subsidiaries; or (iii) instances of fraud, whether or not material, involving the management of the Company or its Subsidiaries or other employees of the Company or its Subsidiaries who have a significant role in the internal control over financial reporting of the Company or its Subsidiaries.

2.6 Absence of Changes. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth on Section 2.6 of the Company Disclosure Schedule, after the date of the Company Balance Sheet and on or before the date hereof:

(a) there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of the Company, and the Company has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of the Company;

(c) none of the Company or its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by the Company or its Subsidiaries;

(e) none of the Company or its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g) there has been no notice delivered to the Company or any of its Subsidiaries of any claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company or its Subsidiaries, or of infringement by any of the Company or its Subsidiaries of any Third Party Intellectual Property;

(h) there has not been any: (i) grant of any severance or termination pay to any employee of the Company or its Subsidiaries; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of the Company or its Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 2.6 of the Company Disclosure Schedule; or (iv) termination of any of the officers or key employees of any of the Company or any of its Subsidiaries; or

(i) there has not been any agreement to do any of the foregoing.

2.7 Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, and such assets are sufficient and adequate to carry on the respective businesses of the Company and its Subsidiaries as presently conducted. All of said assets are owned by the Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries, taken as a whole; and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

2.8 Properties.

(a) Section 2.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) the identification of the applicable Company Lease and the Company Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) the Company Leases and the Company Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and the Company or a Subsidiary of the Company, as applicable, holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances except Permitted Encumbrances. The Company and its Subsidiaries have delivered to Phoenix full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 2.8(a)(i) of the Company Disclosure Schedule;

(ii) none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Company Leases and all Company Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the Company Leases, none of the Company or its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) none of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

(vi) no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

(vii) none of the Company or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

(b) The Company and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company Business, except for Permitted Encumbrances. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Company and its Subsidiaries as now used, possessed and controlled by the Company or its Subsidiaries, as applicable.

(c) The Company Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in connection with the conduct of the Company Business, and such Company Leased Real Property is sufficient and adequate to carry on the respective businesses of the Company and its Subsidiaries as presently conducted.

(d) None of the Company or its Subsidiaries has any Company Owned Real Property, nor is any of the Company or its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

2.9 Intellectual Property.

(a) Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Patents”), registered and material unregistered Marks owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries is granted rights by others in the Company Intellectual Property (“Company

Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b) With respect to the Company Intellectual Property (i) purported to be owned by the Company or any of its Subsidiaries, the Company or one of its Subsidiaries exclusively owns such Company Intellectual Property and (ii) licensed to the Company or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company or any of its Subsidiaries.

(c) All Company Intellectual Property owned by, and, to the Knowledge of the Company, all Company Intellectual Property exclusively licensed to the Company or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to the Company or any of its Subsidiaries are valid and enforceable.

(d) To the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No Company Patent is now involved in any interference, reissue, reexamination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice.

(f) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries or any of its employees alleging that any of the operation of the Company Business or any activity by the Company or any of its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(g) To the Knowledge of the Company, neither the operation of the Company Business, nor any activity by the Company or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Company Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h) None of the Company or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; none of the Company or any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Company or any of its Subsidiaries to use any Intellectual Property,

(ii) restrict the Company Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(i) All former and current employees, consultants and contractors of the Company or any of its Subsidiaries have executed written instruments with the Company or one or more of its Subsidiaries that assign to the Company, all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Business or any of the products or services being researched, developed, manufactured or sold by the Company or any of its Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Company Patent is held by the Company or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(k) The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and its Subsidiaries and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Phoenix and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company and its Subsidiaries had in the Company Intellectual Property immediately prior to the Effective Time.

2.10 Material Contracts. Section 2.10 of the Company Disclosure Schedule is a correct and complete list of each currently effective Company Contract:

(a) the Company Leases and the Company Ancillary Lease Documents;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d) that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) severance or change-in-control Contracts;

(g) which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Corporation, the Company or any Affiliate of the Company, is or would be conducted, or (ii) the scope of the business and operations of the Company and its Subsidiaries, taken as a whole;

(h) in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(i) containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(j) with any Governmental Authority;

(k) any Contract with (a) an executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice; or

(n) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $100,000.

The Company has delivered or made available to Phoenix accurate and complete copies of all material written Company Contracts, including all amendments thereto. There are no material Company Contracts that are not in written form. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has, nor to the Company’s Knowledge, has any other party to a Company Material Contract (as defined below) materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a)through (n) above or any Company Contract listed in Section 2.14 or Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a “Company Material Contract”). As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Subsidiary of the Company, or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person (A) is renegotiating any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract or (B) has provided notice to the Company or any of its Subsidiaries that it intends to terminate any Company Material Contract.

2.11 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any Subsidiary of the Company has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Company Balance Sheet and (b) Liabilities that have been incurred by the Company since the date of the Company’s unaudited consolidated balance sheet at December 31, 2013 in the Ordinary Course of Business consistent with past practices that, either alone or when combined with all similar Liabilities, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.12 Compliance with Laws; Regulatory Compliance.

(a) Each of the Company and its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company and each of its Subsidiaries as currently conducted (the “Company Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the “PHSA”). Notwithstanding the foregoing, it is acknowledged that no Company Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents and/or approvals will be required before any Company Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect. Since January 1, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Company or its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of the Company or its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, and any comparable state Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that relates to an alleged violation of any Health Care Law. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, are bound or which relate to Company Products.

(d) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company Products. All required pre-clinical toxicology studies conducted by or on behalf of the Company or its Subsidiaries and Company-sponsored clinical trials (or clinical trials sponsored by the Company or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Phoenix. Each clinical trial conducted by or on behalf of the Company or any of its Subsidiaries with respect to Company Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Each of the Company and its Subsidiaries has filed all required notices (and made available to Phoenix copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to such Company Products.

(e) All applications, submissions, information and data utilized by any the Company or any of its Subsidiaries as the basis for, or submitted by or on behalf of the Company or any of its Subsidiaries in connection with any and all requests for a Company Permit relating to the Company or any of its Subsidiaries, when submitted to the FDA or other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(f) None of the Company or its Subsidiaries nor, to the Knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or any of its Subsidiaries or otherwise restrict the pre-clinical research or clinical study of any Company Product or any drug product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. None of the Company or any of its Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g) The Company and its Subsidiaries have made available to Phoenix true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other Company Regulatory Agency. The Company and its Subsidiaries have made available to Phoenix for review all correspondence to or from the FDA or other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Company Regulatory Agency, or prepared by the FDA or other Company Regulatory Agency or which bear in any way on the Company’s or any of its Subsidiaries’ compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

2.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, the Company or any of its Subsidiaries, and each material Tax Return in which the Company or any of its Subsidiaries was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Each of the Company and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(d) Section 2.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Phoenix correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries since December 31, 2008.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(f) None of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Company or any of its Subsidiaries.

(i) None of the Company or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) None of the Company or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of the Company or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).

(l) None of the Company or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was the Company or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) The taxable year of the Company and its Subsidiaries for all income Tax purposes is the fiscal year ended December 31, and each of the Company or any of its Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Subsidiary of the Company which is a foreign corporation (i) shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) None of the Company or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(q) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such period.

(r) No written claim has been made by any Taxing Authority that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s) Reorganization.

(i) At the Effective Time, the Company will hold assets comprising at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to stockholders of the Company who receive cash or other property, amounts used by the Company to pay expenses of the Merger, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is part, and amounts distributed by the Company to stockholders of the Company (except for any normal, ordinary dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as assets held by the Company immediately prior to the Effective Time.

(ii) The Business currently conducted by the Company is the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets have been sold, transferred, or otherwise disposed of that would prevent Phoenix, the Company or another member of Phoenix’s qualified group within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(iii) The Company is not an “investment company”, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(iv) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(v) Neither the Company nor any Person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company Common Stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(vi) At the Effective Time, there will be no intercorporate indebtedness existing between Phoenix or Merger Sub, on one hand, and the Company, on the other hand, that was issued or acquired, or will be settled, at a discount.

(vii) At the Effective Time, there will be no accrued but unpaid dividends on the Company Common Stock.

(viii) The fair market value of the Assets as of the Effective Time will exceed the sum of the Company’s Liabilities assumed in the Merger, plus the amount of Liabilities (if any) to which the Assets are subject.

(ix) The Company has not taken any action and has no knowledge of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company has not disposed of any assets prior to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period beginning with the commencement of negotiations (whether formal or informal) with Phoenix regarding the Merger and ending at the Effective Time).

2.14 Employee Benefit Programs.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by Company or an ERISA Affiliate of Company (the “Company Employee Programs”).

(b) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Neither the Company nor any Subsidiary of the Company knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Employee Programs maintained by the Company or any ERISA Affiliate of the Company. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Employee Program ever maintained by the Company or any ERISA Affiliate of the Company, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by the Company or any ERISA Affiliate of the Company, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither the Company nor any ERISA Affiliate of the Company has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the Company Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws) or has ever promised to provide such post-termination benefits.

(e) None of the Company or any of its Subsidiaries is a party to any written (i) agreement with any director, or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(f) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Company Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(g) For purposes of this Section 2.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as Company for purposes of ERISA Section 302(d)(8)(C).

2.15 Labor and Employment Matters.

(a) None of the Company or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or any of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) none of the Company or any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company Business and classified by the Company or any of its Subsidiaries as other than an employee or compensated other than through wages paid by the Company or any of its Subsidiaries through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company or any of its Subsidiaries is currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any

Governmental Authority; (v) none of the Company or any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) each of the Company or any of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Company or any of its Subsidiaries are employed at-will and no such employees are subject to any contract with the Company or any of its Subsidiaries or any policy or practice of the Company or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company or any of its Subsidiaries; (viii) to the extent that any Company Contingent Workers are employed, each of the Company or any of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) none of the Company or any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company or any of its Subsidiaries; (x) the Company and its Subsidiaries have properly classified their respective employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; and (xi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(c) Section 2.15(c)(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Section 2.15(c)(ii) of the Company Disclosure Schedule also contains a complete and accurate list of all Company Contingent Workers, showing for each Company Contingent Worker such individual’s role in the Company Business and fee or compensation arrangements.

2.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b) none of the Company or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or its Subsidiaries at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company or its Subsidiaries pursuant to any Environmental Law;

(c) none of the Company or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company or its Subsidiaries pursuant to any Environmental Law.

2.17 Insurance. The Company has delivered or made available to Phoenix accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect, all premiums due and payable thereon have been paid and the Company and each of its Subsidiaries are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2013, neither the Company nor any Subsidiary of the Company has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Subsidiary of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of its Subsidiaries was, as of the date of such provision, accurate and complete. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Company or any Subsidiary of the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any Subsidiary of the Company of its intent to do so.

2.18 Books and Records. Each of the minute and record books of the Company contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since its formation and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

2.19 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental Authority to seek payment or repayment from the Company or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of the Company or any of its Subsidiaries, under any such program.

2.20 Transactions with Affiliates. Section 2.20 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2012, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.21 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.21 of the Company Disclosure Schedule, there is no pending in writing Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any Subsidiary of the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the

Company and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 2.21 of the Company Disclosure Schedule, the Company has provided Phoenix or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company or any Subsidiary of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company or any Subsidiary of the Company.

2.22 Illegal Payments. None of the Company or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party acting on behalf of the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, the Company or any of its Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

2.23 Inapplicability of Anti-takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the State of Delaware are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

2.24 Vote Required. The affirmative vote (or action by written consent) of (i) the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis), (ii) the holders of at least seventy percent (70%) of the outstanding shares of the Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis), (iii) the holders of at least seventy five percent (75%) of the outstanding shares of Company Series B Preferred Stock and (iv) the holders of at least a majority of the outstanding shares of Company Series A Preferred Stock (the “Company Stockholder Approval”), are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger and the Contemplated Transactions.

2.25 No Financial Advisor. Except as set forth on Section 2.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

2.26 Disclosure; Company Information. The information relating to the Company and its Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement relating to the Company and its Subsidiaries (including any Company Financial Statements) will not, on the date the Proxy Statement is first mailed to the Phoenix Stockholders or at the time of the Phoenix Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Phoenix and Merger Sub or any of their Representatives for inclusion in the Registration Statement or Proxy Statement.

Section 3. REPRESENTATIONS AND WARRANTIES OF PHOENIX AND MERGER SUB

Phoenix and Merger Sub represent and warrant to the Company as follows, except as set forth in (x) the Phoenix SEC Reports (as defined below) filed prior to the date hereof (but excluding any disclosure contained in such Phoenix SEC Reports under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements”) or (y) the written disclosure schedule delivered by Phoenix to the Company (the “Phoenix Disclosure Schedule”). The Phoenix Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the Phoenix Disclosure Schedule shall qualify other Sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1 Organization.

(a) Phoenix is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. Phoenix has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Phoenix is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Phoenix Material Adverse Effect. The Phoenix Charter and Phoenix Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Phoenix is not in violation of any provision thereof. Other than the Phoenix Charter and Phoenix Bylaws, Phoenix is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Phoenix or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the

Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Common Stock, $0.0001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Phoenix, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Certificate of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c) Each of Phoenix’s Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Phoenix’s Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Phoenix’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Phoenix Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of Phoenix’s Subsidiaries (other than Merger Sub), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of Phoenix are not in violation of any provision thereof.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Phoenix consists of 200,000,000 shares of Phoenix Common Stock and 5,000,000 shares Phoenix Preferred Stock. As of the close of business on the Business Day prior to the date hereof, there were 26,108,910 shares of Phoenix Common Stock issued and outstanding (of which 527,777 were shares of restricted stock of Phoenix) and no shares of Phoenix Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Phoenix Common Stock and no shares of Phoenix Preferred Stock held in the treasury of Phoenix. Phoenix has no shares of Phoenix Common Stock or Phoenix Preferred Stock reserved for issuance other than as described above. The outstanding shares of Phoenix Common Stock have been duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Phoenix at the time at which they were issued and were issued in compliance with the Phoenix Charter and Phoenix Bylaws and all applicable Laws. Except for the Phoenix Stock Option Plans and the Phoenix Warrants, Phoenix does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Phoenix to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Phoenix Common Stock or any other equity security of Phoenix or any Subsidiary of Phoenix or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Phoenix Common Stock or any other equity security of Phoenix or any Subsidiary of Phoenix or obligating Phoenix or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Phoenix.

(b) As of the date hereof, there are 1,774,270 shares of Phoenix Common Stock issuable upon exercise of all outstanding Phoenix Stock Options, subject to adjustment on the terms set forth in the Phoenix Stock Option Plans. Section 3.2(b) of the Phoenix Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Phoenix Stock Option, (ii) the date each Phoenix Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Phoenix Stock Option,

(iv) the expiration date of each such Phoenix Stock Option, (v) the vesting schedule of each such Phoenix Stock

Option, (vi) the price at which each such Phoenix Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Phoenix Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Phoenix Stock Options and (viii) whether and to what extent the exercisability of each Phoenix Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(c) As of the date hereof, there are no shares of Phoenix Common Stock subject to outstanding Phoenix Restricted Stock Awards and 527,777 shares of Phoenix Common Stock subject to outstanding Phoenix Restricted Stock Unit Awards. Section 3.2(c) of the Phoenix Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) the name of the holder of each Phoenix Restricted Stock Award and Phoenix Restricted Stock Unit Award , (ii) the date each Phoenix Restricted Stock Award and Phoenix Restricted Stock Unit Award was granted, (iii) the number, issuer and type of securities subject to each Phoenix Restricted Stock Award and Phoenix Restricted Stock Unit Award, (iv) the vesting schedule of each Phoenix Restricted Stock Award and Phoenix Restricted Stock Unit Award, and (v) whether and to what extent the vesting of each Phoenix Restricted Stock Unit Award and Phoenix Restricted Stock Award will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(d) As of the date hereof, there are 68,600 shares of Phoenix Common Stock issuable upon exercise of all outstanding Phoenix Warrants. Section 3.2(d) of the Phoenix Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Phoenix Warrant, (ii) the date each Phoenix Warrant was issued, (iii) the number, issuer and type of securities subject to each such Phoenix Warrant, (iv) the price at which each such Phoenix Warrant (or each component thereof, if applicable) may be exercised, (v) the number of shares of Phoenix Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Phoenix Warrant and (vi) whether and to what extent any holders of Phoenix Warrants shall be required to exercise such Phoenix Warrants prior to the Effective Time.

(e) Section 3.2(e) of the Phoenix Disclosure Schedule lists each Subsidiary of Phoenix, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Phoenix and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Phoenix has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Phoenix to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Phoenix (A) are validly issued, fully paid (to the extent required under the applicable governing documents) and non-assessable, (B) are owned by Phoenix free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon Phoenix or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

(f) The Phoenix Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and non-assessable.

3.3 Authority. Each of Phoenix and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining Phoenix Stockholder Approvals. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the

Contemplated Transactions have been duly and validly adopted and approved by the boards of directors of Phoenix and Merger Sub. The Board of Directors of Phoenix has recommended that the stockholders of Phoenix approve the Phoenix Stockholder Proposals at the Phoenix Stockholder Meeting. The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for Phoenix Stockholder Approvals and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of Phoenix or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Phoenix and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of Phoenix and Merger Sub, enforceable against Phoenix and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by Phoenix and Merger Sub on or prior to the date hereof in connection with the transactions contemplated herein have been duly and validly executed and delivered by Phoenix and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Phoenix and Merger Sub, respectively, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

3.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Phoenix and Merger Sub does not, and the consummation by Phoenix and Merger Sub of the Contemplated Transactions will not, (i) subject to obtaining the Phoenix Stockholder Approval, conflict with, or result in any violation or breach of, any provision of the Phoenix Charter or Phoenix Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Phoenix, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Phoenix’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Phoenix Material Contract or other agreement, instrument or obligation to which Phoenix or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Phoenix Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to Phoenix or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Phoenix Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Phoenix or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Phoenix and Merger Sub or the consummation by Phoenix and Merger Sub of the Contemplated Transactions, except for (i) obtaining the Phoenix Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Phoenix is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with Phoenix Stockholder Meeting, this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Capital Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Phoenix Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) Phoenix has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the forms, statements, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Phoenix SEC Reports”). Each of the Phoenix SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Phoenix SEC Reports, or, if not yet filed or furnished, will to the Knowledge of Phoenix comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Phoenix SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Phoenix SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Phoenix SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to the Knowledge of Phoenix contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) As of the date of this Agreement, Phoenix has timely responded to all comment letters of the staff of the SEC relating to the Phoenix SEC Reports, and the SEC has not advised Phoenix that any final responses are inadequate, insufficient or otherwise non-responsive. Phoenix has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Phoenix and any of its Subsidiaries, on the other hand, occurring since January 1, 2013 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of Phoenix, as of the date of this Agreement, none of the Phoenix SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c) (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Phoenix SEC Reports fairly present, in all material respects, the consolidated financial position of Phoenix and its consolidated Subsidiaries as of its date, or, in the case of the Phoenix SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Phoenix and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the Phoenix SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Phoenix SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the “Phoenix Financial Statements”).

(d) Phoenix has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Phoenix, such system is effective in providing such assurance. Phoenix (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Phoenix in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of Phoenix, such disclosure controls and procedures are effective, (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Phoenix’s auditors and the Audit Committee of the Board of Directors of Phoenix (and made summaries of such disclosures available to the Company) (A) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Phoenix’s ability to record, process, summarize and report financial information, (B) any material weakness in internal control over financial reporting, (C) any fraud, whether or not material, that involves management or other employees who have a significant role in Phoenix’s internal controls over financial reporting and (D) any written claim or allegation regarding any of the foregoing. Each of Phoenix and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Phoenix is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e) Each of the principal executive officer of Phoenix and the principal financial officer of Phoenix (or each former principal executive officer of Phoenix and each former principal financial officer of Phoenix, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Phoenix SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of Phoenix or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f) Neither Phoenix or any of its Subsidiaries nor, to the Knowledge of Phoenix, any director, officer, employee, or internal or external auditor of Phoenix or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any complaint, allegation, assertion or claim, whether written or oral, that Phoenix or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.6 Absence of Changes. Since December 31, 2013, Phoenix and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth (x) in Phoenix SEC Reports and (y) on Section 3.6 of the Phoenix Disclosure Schedule, after December 31, 2013 and on or before the date hereof:

(a) there has not been any change, event, circumstance or condition to the Knowledge of Phoenix that, individually or in the aggregate, has had, or would reasonably be expected to have, a Phoenix Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of Phoenix’s capital stock, and Phoenix has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of Phoenix’s capital stock;

(c) Phoenix has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Phoenix or any of its Subsidiaries;

(e) neither Phoenix nor any of its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

(f) there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any Phoenix Intellectual Property;

(g) there has been no notice delivered to Phoenix or any of its Subsidiaries of any claim of ownership by a third party of any Phoenix Intellectual Property owned or developed by Phoenix or any of its Subsidiaries, or of infringement by Phoenix or any of its Subsidiaries of any third party’s Intellectual Property;

(h) there has not been any (i) grant of any severance or termination pay to any employee of Phoenix; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of Phoenix or any of its Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except as required by any pre-existing plan or arrangement set forth in Section 3.6(h) of the Phoenix Disclosure Schedule; or (iv) termination of any officers or key employees of Phoenix or any of its Subsidiaries; or

(i) there has not been any agreement to do any of the foregoing.

3.7 Title to Assets. Each of Phoenix and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, and such assets are sufficient and adequate to carry on the respective businesses of Phoenix and its Subsidiaries as presently conducted as of the date hereof. All of said assets are owned by Phoenix or a Phoenix Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Phoenix’s audited consolidated balance sheet at December 31, 2013; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Phoenix and its Subsidiaries, taken as a whole; and (iii) Encumbrances described in Section 3.7 of the Phoenix Disclosure Schedule.

3.8 Properties.

(a) Section 3.8(a) of the Phoenix Disclosure Schedule identifies (x) the street address of each parcel of Phoenix Leased Real Property, (y) the identification of the applicable Phoenix Lease and the Phoenix Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Phoenix Leased Real Property. With respect to each Phoenix Lease, except as would not, individually or in the aggregate, have a Phoenix Material Adverse Effect:

(i) the Phoenix Leases and the Phoenix Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and Phoenix or a Subsidiary of the Phoenix, as applicable, holds a valid and existing leasehold interest under such Phoenix Leases free and clear of any Encumbrances except Permitted Encumbrances. Phoenix and its Subsidiaries have delivered to the Company full, complete and accurate copies of each of the Phoenix Leases and all Phoenix Ancillary Lease Documents described in Section 3.8(a)(i) of the Phoenix Disclosure Schedule;

(ii) none of the Phoenix Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Phoenix Leases and all Phoenix Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) with respect to each of the Phoenix Leases, none of Phoenix or its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Phoenix Lease or Phoenix Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) none of Phoenix or its Subsidiaries, nor, to the Knowledge of Phoenix, any other party to any Phoenix Leases or Phoenix Ancillary Lease Documents is in breach or default, and, to the Knowledge of Phoenix, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Phoenix Leases or any Phoenix Ancillary Lease Documents;

(vi) no party to the Phoenix Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Phoenix Leases; and

(vii) none of Phoenix or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Phoenix Leases or any Phoenix Ancillary Lease Documents.

(b) Phoenix and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Phoenix Intellectual Property, necessary to conduct the Phoenix Business, except for Permitted Encumbrances. Phoenix and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Phoenix and its Subsidiaries as now used, possessed and controlled by Phoenix or its Subsidiaries, as applicable.

(c) The Phoenix Leased Real Property constitutes all of the real property used or occupied by Phoenix and its Subsidiaries in connection with the conduct of the Phoenix Business, and such Phoenix Leased Real Property is sufficient and adequate to carry on the respective businesses of Phoenix and its Subsidiaries as presently conducted as of the date hereof.

(d) None of Phoenix or its Subsidiaries has any Phoenix Owned Real Property, nor is Phoenix or any of its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Phoenix Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Phoenix or any of its Subsidiaries or used or held for use by Phoenix or any of its Subsidiaries in the Phoenix Business (“Phoenix Patents”), registered and material unregistered Marks owned by Phoenix or any of its Subsidiaries or used or held for use by Phoenix or any of its Subsidiaries in the Phoenix Business (“Phoenix Marks”) and registered and material unregistered Copyrights owned by Phoenix or any of its Subsidiaries or used or held for use by Phoenix or any of its Subsidiaries in the Phoenix Business (“Phoenix Copyrights”), (ii) licenses, sublicenses or other agreements under which Phoenix or any of its Subsidiaries is granted rights by others in the Phoenix Intellectual Property (“Phoenix Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Phoenix or any of its Subsidiaries has granted rights to others in the Phoenix Intellectual Property (“Phoenix Licenses-Out”).

(b) With respect to the Phoenix Intellectual Property (i) purported to be owned by Phoenix or any of its Subsidiaries, Phoenix or one of its Subsidiaries exclusively owns such Phoenix Intellectual Property and (ii) licensed to Phoenix or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Phoenix Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Phoenix License-In or Phoenix License-Out or Permitted Encumbrances granted by Phoenix or one of its Subsidiaries.

(c) All Phoenix Intellectual Property owned by and, to the Knowledge of Phoenix, all Phoenix Intellectual Property owned by or exclusively licensed to Phoenix or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of Phoenix, all Phoenix Patents, Phoenix Marks and Phoenix Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to Phoenix or any of its Subsidiaries are valid and enforceable.

(d) To the Knowledge of Phoenix, each Phoenix Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

(e) No Phoenix Patent is now involved in any interference, reissue, reexamination or opposition proceeding; to the Knowledge of Phoenix, there is no patent or patent application of any third party that potentially interferes with a Phoenix Patent; all products made, used or sold under the Phoenix Patents have been marked with the proper patent notice.

(f) There are no pending or, to the Knowledge of Phoenix, threatened claims against Phoenix or any of its Subsidiaries or any of their employees alleging that any of the operation of the Phoenix Business or any activity by Phoenix or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Phoenix Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Phoenix Intellectual Property is invalid or unenforceable.

(g) To the Knowledge of Phoenix, neither the operation of the Phoenix Business, nor any activity by Phoenix or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Phoenix Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(h) None of Phoenix or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; neither Phoenix nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict Phoenix’s or any of its Subsidiaries’ rights to use any Intellectual Property, (ii) restrict the Phoenix Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Phoenix Intellectual Property.

(i) All former and current employees, consultants and contractors of Phoenix and its Subsidiaries have executed written instruments with Phoenix or one or more of its Subsidiaries that assign to Phoenix all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Phoenix Business or any of the products or services being researched, developed, manufactured or sold by Phoenix or any of its Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Phoenix Patent is held by Phoenix or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(j) To the Knowledge of Phoenix, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Phoenix Intellectual Property or the rights of Phoenix or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Phoenix Intellectual Property or the subject matter thereof.

(k) Phoenix and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Phoenix or any of its Subsidiaries or used or held for use by Phoenix or any of its Subsidiaries in the Phoenix Business (the “Phoenix Trade Secrets”), including, without limitation, requiring each employee of Phoenix and its Subsidiaries and each consultant of Phoenix and its Subsidiaries and any other person with access to Phoenix Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Company and, to Phoenix’s knowledge, there has not been any breach by any party to such confidentiality agreements.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Phoenix Intellectual Property as Phoenix had in the Phoenix Intellectual Property immediately prior to the Effective Time.

3.10 Material Contracts. Section 3.10 of the Phoenix Disclosure Schedule is a correct and complete list of each currently effective Phoenix Contract:

(a) relating to the lease of real property by Phoenix or any of its Subsidiaries;

(b) for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Phoenix or any of its Subsidiaries of, or pursuant to which in the last year Phoenix or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

(c) for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Phoenix or any of its Subsidiaries of, or pursuant to which in the last year Phoenix or any of its Subsidiaries received, in the aggregate, $100,000 or more;

(d) that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e) relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

(f) severance or change-in-control Contracts;

(g) which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of Phoenix or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Corporation, Phoenix or any Affiliate of Phoenix, is or would be conducted, or (ii) the scope of the business and operations of Phoenix and its Subsidiaries, taken as a whole;

(h) in respect of any Phoenix Intellectual Property that provides for annual payments of, or pursuant to which in the last year Phoenix or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

(i) containing any royalty, dividend or similar arrangement based on the revenues or profits of Phoenix or any of its Subsidiaries;

(j) with any Governmental Authority;

(k) any Contract with (a) an executive officer or director of Phoenix or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Phoenix or (c) to the Knowledge of the Phoenix, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Phoenix or its Subsidiaries);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m) relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Phoenix or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice; or

(n) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Phoenix or any of its Subsidiaries in excess of $100,000.

Phoenix has delivered or made available to the Company accurate and complete copies of all material written Phoenix Contracts, including all amendments thereto. There are no material Phoenix Contracts that are not in written form. Except as set forth on Section 3.10 of the Phoenix Disclosure Schedule, neither Phoenix nor any Subsidiary of Phoenix has, nor to Phoenix’s Knowledge, has any other party to a Phoenix Material Contract (as defined below), materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Phoenix or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (n) above or any Phoenix Contract listed in Section 3.14 or Section 3.15 of the Phoenix Disclosure Schedule (any such agreement, contract or commitment, a “Phoenix Material Contract”). As to Phoenix and its Subsidiaries, as of the date of this Agreement, each Phoenix Material Contract is valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Phoenix, any Subsidiary of Phoenix, or the Surviving Corporation to any Person under any Phoenix Material Contract or give any Person the right to terminate or alter the provisions of any Phoenix Material Contract. No Person (A) is renegotiating any material amount paid or payable to Phoenix or any of its Subsidiaries under any Phoenix Material Contract or any other material term or provision of any Phoenix Material Contract or (B) has provided notice to Phoenix or any of its Subsidiaries that it intends to terminate any Phoenix Material Contract.

3.11 Absence of Undisclosed Liabilities. As of the date hereof, neither Phoenix nor any Subsidiary of Phoenix has any Liability, except for: (a) Liabilities identified as such in the “liabilities” column of the Phoenix’s audited consolidated balance sheet at December 31, 2013 and (b) Liabilities that have been incurred by Phoenix since the date of the Phoenix’s audited consolidated balance sheet at December 31, 2013 in the Ordinary Course of Business consistent with past practices that, either alone or when combined with all similar Liabilities, have not had, or would not reasonably be expected to have, individually or in the aggregate, a Phoenix Material Adverse Effect.

3.12 Compliance with Laws; Regulatory Compliance.

(a) Each of Phoenix and each of its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Phoenix Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Phoenix or any of its Subsidiaries is pending or, to the Knowledge of the Phoenix, threatened, nor has any Governmental Authority indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Phoenix or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Phoenix Material Adverse Effect, each of Phoenix and its Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, exemptions, Orders, consents and approvals from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Phoenix Products (any such Governmental Authority, a “Phoenix Regulatory Agency”) necessary for the lawful operating of the businesses of Phoenix and each of its Subsidiaries as currently conducted (the “Phoenix Permits”), including all authorizations required under the FDCA and the regulations of the FDA promulgated thereunder, and the PHSA. Notwithstanding the foregoing, it is acknowledged that no Phoenix Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents and/or approvals will be required before any Phoenix Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Phoenix Material Adverse Effect, all such Phoenix Permits are valid, and in full force and effect. Since January 1, 2013, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Phoenix Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Phoenix Material Adverse Effect. Each of Phoenix and each of its Subsidiaries is in compliance in all material respects with the terms of all Phoenix Permits, and no event has occurred that, to the Knowledge of Phoenix, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Phoenix Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Phoenix Material Adverse Effect.

(c) None of Phoenix or its Subsidiaries nor, to the Knowledge of Phoenix, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Phoenix Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of Phoenix or its Subsidiaries nor, to the Knowledge of Phoenix, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under any Health Care Law. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of Phoenix, threatened against Phoenix or any of its Subsidiaries that relates to an alleged violation of any Health Care Law. None of Phoenix or any of its Subsidiaries nor, to the Knowledge of Phoenix, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which Phoenix or any of its Subsidiaries or, to the Knowledge of Phoenix, any director, officer, employee, agent or Representative thereof, are bound or which relate to Phoenix Products.

(d) Each of Phoenix and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Phoenix Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Phoenix Products. All required pre-clinical toxicology studies conducted by or on behalf of Phoenix or its Subsidiaries and Phoenix-sponsored clinical trials (or clinical trials sponsored by Phoenix or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company. Each clinical trial conducted by or on behalf of Phoenix or any of its Subsidiaries with respect to Phoenix Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Each of Phoenix and its Subsidiaries has filed all required notices (and made available to the Company copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of Phoenix or any of its Subsidiaries with respect to such Phoenix Products.

(e) All applications, submissions, information and data utilized by any Phoenix or any of its Subsidiaries as the basis for, or submitted by or on behalf of Phoenix or any of its Subsidiaries in connection with any and all requests for a Phoenix Permit relating to Phoenix or any of its Subsidiaries, when submitted to the FDA or other Phoenix Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Phoenix Regulatory Agency.

(f) None of Phoenix or its Subsidiaries nor, to the Knowledge of Phoenix, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Phoenix Regulatory Agency has initiated, or threatened to initiate, any Action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Phoenix or any of its Subsidiaries or otherwise restrict the pre-clinical research or clinical study of any Phoenix Product or any drug product being developed by any licensee or assignee of the Phoenix Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Phoenix Product. None of Phoenix or any of its Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Phoenix Products. To the Knowledge of Phoenix, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g) Phoenix and its Subsidiaries have made available to the Company true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Phoenix Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or other Phoenix Regulatory Agency. Phoenix and its Subsidiaries have made available to the Company for review all correspondence to or from the FDA or other Phoenix Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Phoenix Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Phoenix Regulatory Agency, or prepared by the FDA or other Phoenix Regulatory Agency or which bear in any way on Phoenix’s or any of its Subsidiaries’ compliance with regulatory requirements of the FDA or any other Phoenix Regulatory Agency, or on the likelihood or timing of approval of any Phoenix Products.

3.13 Taxes and Tax Returns.

(a) Each material Tax Return required to be filed by, or on behalf of, Phoenix or any of its Subsidiaries, and each material Tax Return in which Phoenix or any of its Subsidiaries was required to be included, has been timely filed. Each such Tax Return was true, correct and complete in all material respects.

(b) Phoenix and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, and (ii) has withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of Phoenix and its Subsidiaries (A) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Phoenix Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Phoenix and its Subsidiaries in filing their Tax Returns.

(d) Section 3.13(d) of the Phoenix Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Phoenix or any of its Subsidiaries for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Phoenix has delivered to the Company correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Phoenix or any of its Subsidiaries since December 31, 2008.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Phoenix or any of its Subsidiaries.

(f) None of Phoenix or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g) None of Phoenix or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Phoenix or any of its Subsidiaries.

(i) None of Phoenix or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j) None of Phoenix or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of Phoenix or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement, the primary purpose of which does not relate to Taxes).

(l) None of Phoenix or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Phoenix or (B) has any liability for the Taxes of any person (other than Phoenix or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) Except as set forth on Section 3.13(m) of the Phoenix Disclosure Schedule, the taxable year of Phoenix and each of its Subsidiaries for all income Tax purposes is the fiscal year ended December 31st, and

Phoenix and each of its Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) None of Phoenix or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Subsidiary of Phoenix which is a foreign corporation (i) shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) None of Phoenix or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(q) None of Phoenix or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of Phoenix or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such period.

(r) No written claim has been made by any Taxing Authority that Phoenix or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Phoenix Material Adverse Effect.

(s) Reorganization.

(i) Phoenix has no present plan or intention: (A) to liquidate the Company, (B) except for the Merger, to merge Company with or into another corporation, (C) to sell, distribute or otherwise dispose of stock of the Company, or cause the Company to sell or otherwise dispose of its stock or (D) to cause the Company to sell or otherwise dispose of any of its assets or of any assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers and successive transfers permitted under United States

Treasury Regulation Section 1.368-2(k)(1) to one or more corporations controlled, in the case of each transfer, by the transferor corporation.

(ii) Neither Phoenix nor any person related to Phoenix (within the meaning of Treasury Regulation Section 1.368-1(e)(4)) (A) has acquired or has any present plan or intention to acquire stock of the Company for consideration other than Phoenix Stock or (B) has any present plan or intention to redeem or acquire any of the Phoenix Stock issued pursuant to the Merger.

(iii) Prior to the Merger, Phoenix will be in “Control” of Merger Sub (as defined below); Phoenix has no present plan or intention to cause the Company to issue additional shares of stock, or to take, or cause the Company to take, any other action after the Merger that would result in Phoenix losing Control of the Company; and for purposes of this Section 3.13(s), “Control” shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares or to restrict or otherwise control the vote of such shares are held by a third party (including a voting trust) other than an agent of such person.

(iv) Phoenix will continue at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d), including through a member of Phoenix’s “qualified group.”

(v) Phoenix has not knowingly taken any action and has no knowledge of any fact that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vi) Neither Phoenix nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(vii) Neither Phoenix nor Merger Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(viii) In the Merger, Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities; Merger Sub has conducted no business or other activities except in connection with the Merger; and Merger Sub has no assets and no liabilities except as were necessarily acquired pursuant to its incorporation.

(ix) Merger Sub is being formed solely to effect the Merger and it will not conduct any business or activities other than the issuance of its stock to Phoenix prior to the Merger. Merger Sub will not transfer any assets to the Company that are subject to any liabilities.

(x) To the knowledge of Phoenix, the fair market value of the assets of Phoenix exceeds the amount of the liabilities of Phoenix immediately following the Merger.

3.14 Employee Benefit Programs.

(a) Section 3.14(a) of the Phoenix Disclosure Schedule sets forth a list of every Employee Program maintained by Phoenix or an ERISA Affiliate of Phoenix (the “Phoenix Employee Programs”).

(b) Each Phoenix Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Phoenix Employee Program for any period for which such Phoenix Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of Phoenix , no event or omission has occurred which would reasonably be expected to cause any Phoenix Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Neither Phoenix nor any Subsidiary of Phoenix knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Employee Programs maintained by Phoenix or any ERISA Affiliate of Phoenix. Except as would not, individually or in the aggregate, have a Phoenix Material Adverse Effect, with respect to any Employee Program ever maintained by Phoenix or any ERISA Affiliate of Phoenix, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) nondeductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Phoenix, threatened with respect to any such Phoenix Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Employee Programs ever maintained by Phoenix or any ERISA Affiliate of Phoenix, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither Phoenix nor any ERISA Affiliate of Phoenix has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the Phoenix Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws) or has ever promised to provide such post-termination benefits.

(e) Neither Phoenix nor any of its Subsidiaries is a party to any written (i) agreement with any director, or employee of Phoenix or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Phoenix or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding Phoenix or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Phoenix made any such payment, and the consummation of the transactions contemplated herein shall not obligate Phoenix or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(f) Each Phoenix Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Phoenix Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(g) For purposes of this Section 3.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Phoenix if it would have ever been considered a single employer with Phoenix under ERISA Section 4001(b) or part of the same “controlled group” as Phoenix for purposes of ERISA Section 302(d)(8)(C).

3.15 Labor and Employment Matters.

(a) None of Phoenix or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of Phoenix, neither Phoenix nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Phoenix or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Phoenix Material Adverse Effect, (i) Phoenix and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) neither Phoenix nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Phoenix Business and classified by Phoenix or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Phoenix or any of its Subsidiaries through its respective payroll department (“Phoenix Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Phoenix Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Phoenix, threatened against Phoenix or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of Phoenix or any of its Subsidiaries is currently being audited or investigated, or to the Knowledge of Phoenix, subject to imminent audit or investigation by any Governmental Authority; (v) neither Phoenix nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) Phoenix and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of Phoenix and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Phoenix or any of its Subsidiaries or any policy or practice of Phoenix or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Phoenix or any of its Subsidiaries; (viii) to the extent that any Phoenix Contingent Workers are employed, Phoenix and each of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) neither Phoenix nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of Phoenix or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Phoenix or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Phoenix or any of its Subsidiaries; and (x) there are no pending or, to the knowledge of Phoenix, threatened or reasonably anticipated claims or actions against Phoenix or its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(c) Section 3.15(c)(i) of the Phoenix Disclosure Schedule contains a complete and accurate list of all employees of Phoenix and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Section 3.15(c)(ii) of the Phoenix Disclosure Schedule also contains a complete and accurate list of all Phoenix Contingent Workers, showing for each Phoenix Contingent Worker such individual’s role in the Phoenix Business and fee or compensation arrangements.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Phoenix Material Adverse Effect:

(a) Phoenix and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Phoenix Leased Real Property;

(b) none of Phoenix or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Phoenix or its Subsidiaries at or on the Phoenix Leased Real Property that requires reporting, investigation or remediation by Phoenix or its Subsidiaries pursuant to any Environmental Law;

(c) none of Phoenix or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of Phoenix, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the Knowledge of Phoenix, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Phoenix Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Phoenix or its Subsidiaries pursuant to any Environmental Law.

3.17 Insurance. Phoenix has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Phoenix and each Subsidiary of Phoenix. Each of such insurance policies is in full force and effect, all premiums due and payable thereon have been paid and Phoenix and each Subsidiary of Phoenix are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2013, neither Phoenix nor any Subsidiary of Phoenix has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Phoenix or any Subsidiary of Phoenix. All information provided to insurance carriers (in applications and otherwise) on behalf of Phoenix and each of its Subsidiaries was, as of the date of such provision, accurate and complete. Phoenix and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Phoenix or any Subsidiary of Phoenix, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Phoenix or any Subsidiary of Phoenix of its intent to do so.

3.18 Books and Records. Each of the minute and record books of Phoenix contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Phoenix, since January 1, 2011 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of Phoenix comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.19 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of Phoenix or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Phoenix, no basis exists for any Governmental Authority to seek payment or repayment from Phoenix or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of Phoenix or any of its Subsidiaries, under any such program.

3.20 Transactions with Affiliates. Except as set forth in the Phoenix SEC Reports filed prior to the date of this Agreement, since the date of Phoenix’s last proxy statement filed in 2013 with the SEC, no event has occurred that would be required to be reported by Phoenix pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the Phoenix Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 12b-2 under the Exchange Act) of Phoenix as of the date of this Agreement.

3.21 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.21 of the Phoenix Disclosure Schedule, there is no pending in writing Legal Proceeding, and (to the Knowledge of Phoenix) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Phoenix, any Subsidiary of Phoenix or any director or officer of Phoenix (in his or her capacity as such) or any of the material assets owned or used by Phoenix and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Phoenix, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 3.21 of the Phoenix Disclosure Schedule, Phoenix has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Phoenix has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Phoenix or any Subsidiary of Phoenix, or any of the assets owned or used by Phoenix or any Subsidiary of Phoenix, is subject. To the Knowledge of Phoenix, no officer or other key employee of Phoenix or any Subsidiary of Phoenix is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Phoenix Business or to any material assets owned or used by Phoenix or any Subsidiary of Phoenix.

3.22 Illegal Payments. None of Phoenix or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention

Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of Phoenix or any of its Subsidiaries or, to the Knowledge of Phoenix, any third party acting on behalf of Phoenix or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Phoenix, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Phoenix or any of its Subsidiaries.

3.23 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Phoenix and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

3.24 Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Phoenix Common Stock having voting power representing a majority of the outstanding Common Stock and (ii) the holders of a majority of the votes properly cast at the Phoenix Stockholder Meeting are the only votes of the holders of any class or series of Phoenix’s capital stock necessary to approve the Phoenix Stockholder Proposals (the “Phoenix Stockholder Approval”).

3.25 Opinion of Financial Advisor. The Board of Directors of Phoenix has received the opinion of Wedbush Morgan Securities Inc., dated April 15, 2014, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the merger consideration to be issued by Phoenix as provided in this Agreement is fair to Phoenix and the stockholders of Phoenix from a financial point of view.

3.26 No Financial Advisor. Except as set forth on Section 3.26 of the Phoenix Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Phoenix or any Subsidiary of Phoenix.

3.27 Disclosure; Phoenix Information. The information relating to Phoenix or its Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to Phoenix or its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to Phoenix Stockholders or at the time of the Phoenix Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Phoenix or Merger Sub with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Registration Statement or Proxy Statement.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to, upon reasonable prior notice: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No information or knowledge obtained in any investigation pursuant to this Section 4.1 shall effect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. With respect to all information furnished by one Party to the other Party or its Representatives under this Agreement, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

4.2 Operation of Phoenix’s Business.

(a) Except as set forth on Section 4.2 of the Phoenix Disclosure Schedule, during the Pre-Closing Period: (i) Phoenix shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Phoenix Material Contracts; and (ii) Phoenix shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Phoenix that is commenced, or, to the Knowledge of Phoenix, threatened in writing against, Phoenix after the date of this Agreement.

(b) During the Pre-Closing Period, Phoenix shall promptly notify the Company in writing, by delivering an updated Phoenix Disclosure Schedule, of: (i) the discovery by Phoenix of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Phoenix in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Phoenix in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Phoenix; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, Phoenix shall promptly advise the

Company in writing of any Legal Proceeding or material, written claim threatened with respect Phoenix. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Phoenix contained in this Agreement or the Phoenix Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of the Company’s Business.

(a) Except as set forth on Section 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company and each Subsidiary of the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in material compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company and each Subsidiary of the Company shall use reasonable efforts to preserve intact its current business organization, use reasonable efforts to keep available the services of its current key employees, officers and other employees and use reasonable efforts maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or its Subsidiaries; and (iii) the Company shall promptly notify Phoenix of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any Subsidiary of the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company or any Subsidiary of the Company.

(b) During the Pre-Closing Period, the Company shall promptly notify Phoenix in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Phoenix in writing of any Legal Proceeding or material, written claim threatened in writing with respect to the Company or any Subsidiary of the Company. No notification given to Phoenix pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.4(a) of the Phoenix Disclosure Schedule, (iii) as reasonably necessary to ensure that Phoenix complies with Laws and pre-existing contractual obligations, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, Phoenix shall not, nor shall it cause or permit any Subsidiary of Phoenix to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Phoenix Common Stock from terminated employees of Phoenix);

(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Phoenix or any Subsidiary of Phoenix, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed as a Phoenix Material Contract, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (i) any capital stock or other security (except for Phoenix Common Stock issued upon the valid exercise of outstanding Phoenix Stock Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(v) lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Phoenix Employee Program; (B) cause or permit any Phoenix Employee Program to be amended other than as required by Law; (C) hire any new employee or consultant, (D) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants;

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of (A) any Phoenix Intellectual Property or (B) any of the material assets or properties of Phoenix and its Subsidiaries, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any Phoenix Material Contract;

(x) (A) enter into or amend any agreement pursuant to which any other party is granted any joint or exclusive marketing or other joint or exclusive right of any type or scope with respect to any of the Phoenix Products or (B) agree to any exclusivity, non-competition or similar provision or covenant restricting Phoenix or any of its Subsidiaries from competing in any line of business, including in respect of any product or therapeutic area, or with any Person or in any area or engaging in any activity or business, including in respect of any product or therapeutic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect after the consummation of the Merger;

(xi) materially reduce the amount of any insurance coverage provided by the existing insurance policies of Phoenix or any of its Subsidiaries;

(xii) materially change or implement accounting policies, methods or procedures of Phoenix or any of its Subsidiaries, except as required by GAAP or applicable Law;

(xiii) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Phoenix in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Phoenix’s and/or any Subsidiary of Phoenix’s business or (C) for a breach of this Agreement, or settle, or offer to settle, any material litigation, investigation, arbitration, proceeding or other claim or dispute involving or against Phoenix or any Subsidiary of Phoenix;

(xiv) fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xv) agree to take, take or permit any Subsidiary of Phoenix to take or agree to take, any of the actions specified in clauses (i) through (xiv) of this Section 4.4(a).

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.4(b) of the Company Disclosure Schedule, (iii) as reasonably necessary to ensure that the Company complies with Laws and pre-existing contractual obligations or (iv) with the prior written consent of Phoenix (which consent shall not be unreasonably withheld), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii) amend the Company Charter, Company Bylaws or other charter or organizational documents of the Company or any Subsidiary of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii) except for contractual commitments in place at the time of this Agreement and disclosed as a Company Material Contract, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (i) any capital stock or other security (except for (a) Company Stock Options or shares of Company Common Stock issued to Company employees or consultants or (b) shares of Company Common Stock issued upon the valid exercise of Company Stock Options”); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(v) lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Company Employee Program; (B) cause or permit any Company Employee Program to be amended other than as required by Law; (C) hire any new employee or consultant, (D) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants;

(vii) acquire any material asset nor sell, lease or otherwise irrevocably dispose of (A) any Company Intellectual Property or (B) any of the material assets or properties of the Company and its Subsidiaries, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(viii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) enter into, amend or terminate any Company Material Contract;

(x) (A) enter into or amend any agreement pursuant to which any other party is granted any joint or exclusive marketing or other joint or exclusive right of any type or scope with respect to any of the Company Products or (B) agree to any exclusivity, non-competition or similar provision or covenant restricting the Company or any of its Subsidiaries from competing in any line of business, including in respect of any product or therapeutic area, or with any Person or in any area or engaging in any activity or business, including in respect of any product or therapeutic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect after the consummation of the Merger;

(xi) materially reduce the amount of any insurance coverage provided by the existing insurance policies of the Company or any of its Subsidiaries;

(xii) materially change or implement accounting policies, methods or procedures of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;

(xiii) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s and/or any Subsidiary of the Company’s business or (C) for a breach of this Agreement, or settle, or offer to settle, any material litigation, investigation, arbitration, proceeding or other claim or dispute involving or against the Company or any Subsidiary of the Company;

(xiv) fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

(xv) agree to take, take or permit any Subsidiary of the Company to take or agree to take, any of the actions specified in clauses (i) through (xiv) of this Section 4.4(b).

4.5 Mutual Non-Solicitation.

(a) No Solicitation by the Company.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Section 9, without the prior written consent of Phoenix, none of the Company, any of its Subsidiaries or any Representative of any of the Company or its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, (C) furnish to any Person other than Phoenix any non-public information that could reasonably be expected to be used for the purposes of formulating any Company Acquisition Proposal, (D) waive, terminate, modify or release any Person (other than Phoenix and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, or (E) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the adoption and approval of this Agreement by the Company Stockholders at the Company Stockholder Meeting, the Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of Directors of Company has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Offer: (1) furnish nonpublic information regarding Company to the third party making the Company Acquisition Proposal (a “Company Qualified Bidder”) and (2) engage in discussions or negotiations with the Company Qualified Bidder and its representatives with respect to such Company Acquisition Proposal; provided that (w) Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Company to comply with the terms of this Section 4.5 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Phoenix for informational purposes only), (x) Company contemporaneously supplies to Phoenix any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Phoenix, (y) Company has not breached this Section 4.5, and (z) the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Company under applicable Laws.

(ii) For purposes of this Agreement,

(A) “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Company or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, (iii) a purchase, tender offer or other direct or indirect acquisition, in one or a series of related transactions (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise), of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Company (including securities of Company currently beneficially owned by such Person) or (iv) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger; provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement; and

(B) “Company Superior Offer” means an unsolicited bona fide Company Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Company Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal (including the financing terms and the ability of such third party to finance such Company Acquisition Proposal), (1) is more favorable from a financial point of view to the Company Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Phoenix in response to such Company Superior Offer pursuant to and in accordance with Section 4.5(a)(iv) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Company on terms no less favorable to Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall fail to make, withhold, withdraw, amend, change, qualify or publicly propose to withhold, withdraw, amend, change or qualify in a manner adverse to Phoenix, the Company Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a Company Acquisition Proposal within ten (10) Business Days after the public announcement of any such Company Acquisition Proposal, approve, adopt, recommend or propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the approval of this Agreement and the Contemplated Transactions at the Company Stockholder Meeting, the Company receives a bona fide, unsolicited Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Company Superior Offer, and the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such Company Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws, the Board of Directors of the Company may (i) effect a Company Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Company Superior Offer and terminate this Agreement; provided, however that the Company shall not take any action pursuant to the foregoing clause (ii), and any entry into an agreement or purported termination of this Agreement pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless the Company has complied with this Section 4.5 and in advance of or concurrently with such termination the Company pays the fee set forth in Section 9.3; provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following Phoenix’s receipt of written notice from the Company that the Board of Directors of Company and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Company Acquisition Proposal), and (B) at the end of such period, the Board of Directors of the Company and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Phoenix and after consultation with the Company’s outside legal counsel and financial advisors, that such Company Acquisition Proposal remains a Company Superior Offer. During any such five (5) Business Day period (the “Company Notice Period”), Phoenix shall be entitled to deliver to the Company one or more counterproposals to such Company Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Phoenix in good faith (to the extent Phoenix desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Company Acquisition Proposal ceases to constitute a Company Superior Offer. In the event of any material revision to the terms of any Company Superior Offer, including any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Company Notice Period subsequent to the time that the Company notifies Phoenix of any such material revision (it being understood that there may be multiple extensions).

(v) Nothing in this Section 4.5 shall prohibit the Board of Directors of Company from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Laws.

(b) No Solicitation by Phoenix.

(i) Unless and until this Agreement is terminated in accordance with the provisions of Section 9, without the prior written consent of Company, none of Phoenix, its Subsidiaries or any Representative of Phoenix or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Phoenix Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Phoenix Acquisition Proposal, (C) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Phoenix Acquisition Proposal, (D) waive, terminate, modify or release any Person (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, or (E) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Phoenix Acquisition Proposal, or enter into any agreement or agreement in principle requiring Phoenix to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the Phoenix Stockholder Proposals at the Phoenix Stockholder Meeting, Phoenix may take the following actions in response to an unsolicited bona fide written Phoenix Acquisition Proposal received after the date hereof that the Board of Directors of Phoenix has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Phoenix Superior Offer: (1) furnish nonpublic information regarding Phoenix to the third party making the Phoenix Acquisition Proposal (a “Phoenix Qualified Bidder”); and (2) engage in discussions or negotiations with the Phoenix Qualified Bidder and its representatives with respect to such Phoenix Acquisition Proposal; provided that (w) Phoenix receives from the Phoenix Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Phoenix to comply with the terms of this Section 4.5 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Company for informational purposes only), (x) Phoenix contemporaneously supplies to Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Company, (y) Phoenix has not breached this Section 4.5, and (z) the Board of Directors of Phoenix determines in good faith, after consultation with its outside legal counsel, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Phoenix under applicable Laws.

(ii) For purposes of this Agreement,

(A) “Phoenix Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Phoenix or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Phoenix and its Subsidiaries, taken as a whole, in one or a series of related transactions, (iii) a purchase, tender offer or other direct or indirect acquisition, in one or a series of related transactions (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise), of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Phoenix (including securities of Phoenix currently beneficially owned by such Person) or (iv) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger; provided, however, that the term “Phoenix Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement or the transactions set forth on Schedule 4.5(b)(ii); and

(B) “Phoenix Superior Offer” means an unsolicited bona fide Phoenix Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Phoenix Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of Phoenix determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Phoenix Acquisition Proposal (including the financing terms and the ability of such third party to finance such Phoenix Acquisition Proposal), (1) is more favorable from a financial point of view to the Phoenix Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Company in response to such Phoenix Superior Offer pursuant to and in accordance with Section 4.5(b)(iv) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Phoenix on terms no less favorable to Phoenix than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii) Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of Phoenix nor any committee of the Board of Directors of Phoenix shall fail to make, withhold, withdraw, amend, change, qualify or publicly propose to withhold, withdraw, amend, change or qualify in a manner adverse to Company, the Phoenix Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a Phoenix Acquisition Proposal within ten (10) Business Days after the public announcement of any such Phoenix Acquisition Proposal, approve, adopt, recommend or propose publicly to approve, adopt or recommend any Phoenix Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Phoenix Change of Recommendation”).

(iv) Notwithstanding the foregoing, if at any time prior to the approval of the Phoenix Stockholder Proposals at the Phoenix Stockholder Meeting, Phoenix receives a bona fide, unsolicited Phoenix Acquisition Proposal that the Board of Directors of Phoenix concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Phoenix Superior Offer, and the Board of Directors of Phoenix determines in good faith (after consultation with outside legal counsel) that such Phoenix Change of Recommendation or entry into such definitive agreement would be required to comply with the fiduciary duties of the Board of Directors of Phoenix under applicable Laws, the Board of Directors of Phoenix may (i) effect a Phoenix Change of Recommendation, and/or (ii) enter into a definitive agreement with respect to such Phoenix Superior Offer and terminate this Agreement; provided, however that Phoenix shall not take any action pursuant to the foregoing clause (ii), and any entry into an agreement or purported termination of this Agreement pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless Phoenix has complied with this Section 4.5 and in advance of or concurrently with such termination Phoenix pays the fee set forth in Section 9.3; provided further, however, that such actions in the foregoing clauses (i) and (ii) may only be taken at a time that is after (A) the fifth (5th) Business Day following the Company’s receipt of written notice from Phoenix that the Board of Directors of Phoenix and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Phoenix Acquisition Proposal), and (B) at the end of such period, the Board of Directors of Phoenix and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Company and after consultation with Phoenix’s outside legal counsel and financial advisors, that such Phoenix Acquisition Proposal remains a Phoenix Superior Offer. During any such five (5) Business Day period (the “Phoenix Notice Period”), the Company shall be entitled to deliver to Phoenix one or more counterproposals to such Phoenix Acquisition Proposal and Phoenix will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Phoenix Acquisition Proposal ceases to constitute a Phoenix Superior Offer. In the event of any material revision to the terms of any Phoenix Superior Offer, including any revision in price, the Phoenix Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Phoenix Notice Period subsequent to the time that Phoenix notifies the Company of any such material revision (it being understood that there may be multiple extensions).

(v) Nothing in this Section 4.5 shall prohibit Phoenix from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Phoenix Acquisition Proposal, respectively, or from the Board of Directors of Phoenix making any disclosure to the Phoenix Stockholders if, in the good faith judgment of the Board of Directors of Phoenix, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws.

(c) Both the Company and Phoenix shall notify the other as promptly as practicable, and in no event later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or Phoenix Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Phoenix shall keep the other fully informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Phoenix Acquisition Proposal, respectively.

(d) The Company and Phoenix shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Phoenix Acquisition Proposal, and shall use commercially reasonable efforts to cause any such Person (or its agents or advisors) in possession of non-public information in respect of the Company, Phoenix or any of their respective Subsidiaries that was furnished on or behalf of the Company or Phoenix (as applicable) to return or destroy (and confirm destruction of) all such information. The Company and Phoenix agree that any breach of this Section 4.5(d) by any Subsidiary, Affiliate or Representative of the Company or Phoenix shall constitute a breach of this Section 4.5(d) by the Company or Phoenix, as applicable.

(e) Neither the Company nor Phoenix will exempt any Persons for any state takeover Law or waive the provisions of Section 203 of the DGCL, except in connection with a Company Superior Offer or Phoenix Superior Offer, as applicable.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Disclosure Documents.

(a) As promptly as practicable after the date of this Agreement, (i) Phoenix and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholder Meeting and the Phoenix Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Phoenix, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Phoenix Common Stock to be issued by virtue of the Merger. Phoenix and the Company shall use their reasonable best efforts to complete the foregoing within twenty (20) Business Days after the date hereof. Each of Phoenix and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state and securities Laws in connection with the issuance of shares of Phoenix Common Stock pursuant to the Merger. Each of Phoenix, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. Each of Phoenix and the Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If Phoenix, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to its respective stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties. Phoenix will advise the Company, promptly after Phoenix receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Phoenix Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.2 Stockholder Approval.

(a) Company Stockholder Meeting.

(i) The Company shall take all action necessary in accordance with applicable Laws and the Company Charter and Company Bylaws to call, give notice of, convene and hold a meeting of the Company Stockholders to consider and vote on a proposal to adopt and approve this Agreement and the Contemplated Transactions (the “Company Stockholder Meeting”). The Company Stockholder Meeting shall be held (on a date selected by the Company in consultation with Phoenix) reasonably promptly after the mailing of the Proxy Statement; provided that the Company Stockholder Meeting need not be held prior to the Phoenix Stockholder Meeting.

(ii) Subject to the provisions of Section 4.5 hereof, the Board of Directors of the Company shall recommend that the Company Stockholders adopt and approve this Agreement (the “Company Recommendation”) and the Company shall include such Company Recommendation in the Proxy Statement.

(iii) Immediately after the execution and delivery of this Agreement, the Board of Directors of the Company will adopt a resolution setting forth the Charter Amendment, declaring its advisability and recommending that the stockholders of the Company adopt and approve the Charter Amendment. As soon as practicable thereafter, the Company shall solicit the approval by written consent of the Charter Amendment by the stockholders of the Company holding the requisite number of shares of each class of Company Capital Stock required to approve the Charter Amendment in accordance with applicable Laws and the Company Charter.

(b) Phoenix Stockholder Meeting.

(i) Phoenix shall take all action necessary in accordance with applicable Laws and the Phoenix Charter and Phoenix Bylaws to call, give notice of, convene and hold a meeting of the Phoenix Stockholders (the “Phoenix Stockholder Meeting”) to consider and vote on proposals to approve (A) the issuance of the shares of Phoenix Common Stock by virtue of the Merger, (B) Amendment No. 1 to the Phoenix Charter, (C) Amendment No. 2 to the Phoenix Charter and (D) the Option Plan Amendment (collectively, the “Phoenix Stockholder Proposals”). The Phoenix Stockholder Meeting shall be held (on a date selected by Phoenix in consultation with the Company) not later than forty-five (45) days after effective date of the Registration Statement. If on the scheduled date of the Phoenix Stockholder meeting Phoenix has not obtained the Phoenix Stockholder Approvals, Phoenix shall have the right to adjourn or postpone the Phoenix Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Phoenix Stockholder Meeting was scheduled for the approval of the Phoenix Stockholder Proposals.

(ii) Subject to the provisions of Section 4.5 hereof, the Board of Directors of Phoenix shall recommend that the Phoenix Stockholders approve the Phoenix Stockholder Proposals (the “Phoenix Recommendation”) and Phoenix shall include such Phoenix Recommendation in the Proxy Statement.

(c) Subject to the provisions of Section 4.5 hereof, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the Company Stockholder Approval. Subject to the provisions of Section 4.5 hereof, Phoenix shall use its reasonable best efforts to solicit from the Phoenix Stockholders proxies in favor of the Phoenix Stockholder Proposals and shall take all other action necessary or advisable to secure the Phoenix Stockholder Approvals.

5.3 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Phoenix shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

5.4 Company Stock Options, Company Warrants and Phoenix 401(k).

(a) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Phoenix Common Stock, and Phoenix shall assume the Company Stock Option Plan and each such Company Stock Option in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Common Stock under Company Stock Options assumed by Phoenix shall thereupon be converted into rights with respect to Phoenix Common Stock. Accordingly, from and after the Effective Time: (i) each Company Stock Option assumed by Phoenix may be exercised solely for shares of Phoenix Common Stock; (ii) the number of shares of Phoenix Common Stock subject to each Company Stock Option assumed by Phoenix shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Stock Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Phoenix Common Stock; (iii) the per share exercise price for the Phoenix Common Stock issuable upon exercise of each Company Stock Option assumed by Phoenix shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Stock Option assumed by Phoenix shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Stock Option, such Company Stock Option assumed by Phoenix in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Phoenix Common Stock subsequent to the Effective Time; and (B) Phoenix’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof with respect to each Company Stock Option assumed by Phoenix. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of each Company Stock Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Phoenix Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Stock Option shall not constitute a “modification” of such Company Stock Option for purposes of Section 409A or Section 424 of the Code.

(b) Phoenix shall file with the SEC, promptly following the Effective Time, a registration statement on Form S-8, if available, for use by Phoenix, relating to the shares of Phoenix Common Stock issuable with respect to Company Stock Options assumed by Phoenix in accordance with Section 5.4(a).

(c) Subject to Section 5.4(d), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase Phoenix Common Stock and Phoenix shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Capital Stock under Company Warrants assumed by Phoenix shall thereupon be converted into rights with respect to Phoenix Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Phoenix may be exercised solely for shares of Phoenix Common Stock; (ii) the number of shares of Phoenix Common Stock subject to each Company Warrant assumed by Phoenix shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock issuable upon exercise of the Company Warrant, as applicable, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Phoenix Common Stock; (iii) the per share exercise price for the Phoenix Common Stock issuable upon exercise of each Company Warrant assumed by Phoenix shall be determined by dividing the effective per share exercise price of Company Capital Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Phoenix shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(d) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Option Plan, any Company Warrants and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Stock Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.4.

(e) Unless the Company requests otherwise in writing within five (5) days prior to the Closing Date, Phoenix shall, effective as of at least one (1) day prior to the Closing Date, have caused Phoenix’s 401(k) plan to be terminated. Phoenix shall provide to the Company executed resolutions of the Board of Directors of Phoenix authorizing such termination and mandating that, as soon as reasonably practicable after the 401(k) plan termination date, the account balances of plan participants be distributed in accordance with the terms of the plan document and applicable IRS and Department of Labor guidance.

5.5 Indemnification of Officers and Directors.

(a) Phoenix and Merger Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of the Company and its Subsidiaries provided for in the respective organizational documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The certificate of incorporation of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the

Company Charter and Company Bylaws and during such six (6) year period following the Effective Time, Phoenix shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of any of the Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws. From and after the Effective Time, Phoenix and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements listed in Section 5.5(a) of the Company Disclosure Schedule between any of the Company, its Subsidiaries and such individuals or (ii) required by the Company Charter or the Company Bylaws, in each case as in effect immediately prior to the Effective Time.

(b) Phoenix shall purchase a six-year “tail” policy under Phoenix’s existing directors’ and officers’ liability insurance policy, with an effective date as of the Closing.

(c) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Laws, charters, bylaws or agreements.

(d) If Phoenix or the Surviving Corporation or any of the successors or assigns of Phoenix or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Phoenix or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5.

5.6 Additional Agreements.

(a) Subject to Section 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.7 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure (which approval shall not be unreasonably withheld or delayed); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Phoenix may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Phoenix in compliance with this Section 5.7.

5.8 Listing. At or prior to the Effective Time, Phoenix shall use its commercially reasonable efforts to cause the shares of Phoenix Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market at or prior to the Effective Time.

5.9 Tax Matters.

(a) Phoenix, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Phoenix, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.10 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.11 Directors.

(a) Prior to the Effective Time, the size of the Board of Directors of Phoenix shall be fixed at eight (8) directors, and Phoenix shall use its reasonable best efforts to obtain the resignations of all of the directors of Phoenix then in office (other than Mark H.N. Corrigan, M.D.), if necessary, such that, as of the Effective Time, at least six (6) vacancies will exist on the Board of Directors of Phoenix; provided, that if there are more than six (6) vacancies on the Board of Directors of Phoenix as of immediately prior to the Effective Time, whether as a result of the resignation, retirement or inability to serve of a current director of Phoenix or otherwise, Phoenix shall have the right to designate another individual or individuals, as the case may be, to fill such excess vacancy or vacancies (but in no event shall the number of directors of Phoenix in office as of immediately prior to the Effective Time and the individuals designated by Phoenix to fill vacancies constitute more than fifty percent (50%) of the entire Board of Directors of Phoenix), which, other than with respect to the appointment of Mark H.N. Corrigan, M.D., shall be subject to Company’s consent, which shall not be unreasonably withheld or delayed. Effective immediately following the Effective Time, Phoenix shall cause each of Geoffrey Duyk, Daniel Turner, Scott Rocklage, Amit Munshi, Kevin Buchi, Daotian Fu and the Additional Designee (collectively, the “Company Nominees”) to be appointed to the Board of Directors of Phoenix, shall cause all of the directors to be placed into classes and designated to certain committees, and shall cause Mark H.N. Corrigan, M.D. to be designated as the Chairman of the Board of Directors of Phoenix; provided that (i) if any Company Nominee is unable or otherwise fails to serve, for any reason, as a director of Phoenix immediately following the Effective Time, Company shall have the right to designate another individual to serve as a director of Phoenix in place of such Company Nominee, subject to Phoenix’s consent, which shall not be unreasonably withheld or delayed, and (ii) if the size of the Board of Directors of Phoenix is greater than eight (8) directors as a result of the first proviso in the first sentence of this Section 5.11(a), Company shall have the right to designate additional individuals to serve as directors of Phoenix, subject to Phoenix’s consent, which shall not be unreasonably withheld or delayed, such that the total number of Company Nominees is equal to the total number of directors of Phoenix then in office who have not resigned as of the Effective Time. Each such Company Nominee and each member of the Board of Directors of Phoenix at the Effective Time shall (i) meet the criteria provided in Phoenix’s Corporate Governance Guidelines, as in effect on the date hereof, and (ii) execute an acknowledgement stating that he or she will be subject to Phoenix’s Statement of Company Policy on Insider Trading and Disclosure and Insider Trading Procedures and Phoenix’s Corporate Code of Ethics and Conduct, in each case, as in effect on the date hereof with any subsequent amendments to which Company may consent, which consent shall not be unreasonably withheld or delayed.

(b) Effective immediately following the Effective Time, Phoenix and the Surviving Corporation shall cause the size and composition of the board of directors of the Surviving Corporation to be identical in size and composition to the board of directors of Phoenix after taking into account the requirements and actions set forth in Section 5.11(a), except that the board of directors of the Surviving Corporation shall not be classified.

5.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Phoenix, on the one hand, and the Company, on the other hand, shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

5.13 Section 16 Matters. Prior to the Closing, the Board of Directors of Phoenix shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisitions and/or dispositions of equity securities of Phoenix resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of Phoenix.

5.14 Securityholder List. At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Phoenix a true, correct and complete list, as of that date, of all issued and outstanding shares of the Company Capital Stock, Company Stock Options and Company Warrants on a holder-by-holder basis.

5.15 Reverse Stock Split. Phoenix shall submit to the Phoenix Stockholders at the Phoenix Stockholder Meeting a proposal to approve and adopt an amendment to the Phoenix Charter to authorize the Board of Directors of Phoenix to effect a reverse stock split of all outstanding shares of Phoenix Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and Phoenix (the “Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split.

5.16 Phoenix Consent as Sole Stockholder of Merger Sub. Phoenix shall deliver to the Company within two (2) business days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and of the transactions contemplated hereby, including the Merger.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

6.2 Stockholder Approval. This Agreement, the Merger and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval, and the Phoenix Stockholder Proposals shall have been duly approved by the requisite votes of the stockholders of Phoenix.

6.3 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Phoenix, Merger Sub or the Company any damages or other relief that may be material to Phoenix or the Company; or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Phoenix.

6.4 Effective Registration Statement and Proxy Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC or any Governmental Authority.

6.5 Net Cash Calculation. Phoenix and the Company shall have agreed in writing upon the Net Cash Calculation, or the Independent Accountant shall have delivered its report with respect to the Net Cash Calculation, in each case pursuant to Section 1.10 hereof.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PHOENIX AND MERGER SUB

The obligations of Phoenix and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Phoenix, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement (a) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Consents.

(a) All of the consents set forth on Section 7.3(a) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b) Any Permit or other consent required to be obtained by the Company under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

7.4 Officers’ Certificate. Phoenix shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied.

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.6 Charter Amendment. The stockholders of the Company shall have approved the Charter Amendment, and a Certificate of Amendment to the Company Charter setting forth the Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware and be in full force and effect.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Phoenix and Merger Sub contained in this Agreement (a) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Phoenix Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Phoenix Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Phoenix or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Consents.

(a) All the consents set forth on Section 8.3 of the Phoenix Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b) Any Permit or other consent required to be obtained by Phoenix under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

8.4 Officers’ Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of Phoenix confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied.

8.5 No Phoenix Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Phoenix Material Adverse Effect that is continuing.

8.6 Minimum Net Cash. The Net Cash of Phoenix, as determined pursuant to Section 1.10 hereof, shall not be less than $3,000,000.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of Phoenix Common Stock in the Merger by Phoenix’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Phoenix and the Company duly authorized by the Boards of Directors of Phoenix and the Company;

(b) by either Phoenix or the Company if the Merger shall not have been consummated by October 31, 2014; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the Proxy Statement is still being reviewed or commented on by the SEC, either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional sixty (60) days; provided, further, however, that in the event of any dispute with respect to the Net Cash Calculation, the date for termination of this Agreement pursuant to this Section 9.1(b) shall be extended until five (5) Business Days after the Independent Accountant shall have provided its written report.

(c) by either Phoenix or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Phoenix or the Company if (i) the Phoenix Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Phoenix’s stockholders shall have taken a final vote on the Phoenix Stockholder Proposals and (ii) Phoenix Stockholder Proposals shall not have been approved at the Phoenix Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the requisite vote of the stockholders of Phoenix; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Phoenix where the failure to obtain the Phoenix Stockholder Approval shall have been caused by the action or failure to act of Phoenix and such action or failure to act constitutes a material breach by Phoenix of this Agreement;

(e) by either Phoenix or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on the Merger and the Contemplated Transactions and (ii) the Merger shall not have been approved at the Company Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Company Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(f) by the Company (at any time prior to the approval of the issuance of Phoenix Common Stock in the Merger by the Phoenix Stockholder Approval) if a Phoenix Change of Recommendation shall have occurred or Phoenix fails to include the Phoenix Recommendation in the Registration Statement containing the Proxy Statement;

(g) by Phoenix (at any time prior to the approval of the Merger by the Company Stockholder Approval) if a Company Change of Recommendation shall have occurred or the Company fails to include the Company Recommendation in the Registration Statement containing the Proxy Statement;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Phoenix or Merger Sub set forth in this Agreement, or if any representation or warranty of Phoenix or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Phoenix’s or Merger Sub’s representations and warranties or breach by Phoenix or Merger Sub is curable by Phoenix or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Phoenix or Merger Sub to the Company of such breach or inaccuracy and (ii) Phoenix or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Phoenix or Merger Sub is cured prior to such termination becoming effective);

(i) by Phoenix, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Phoenix of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(j) by Phoenix in connection with Phoenix entering into a definitive agreement to effect a Phoenix Superior Offer; or

(k) by the Company in connection with the Company entering into a definitive agreement to effect a Company Superior Offer.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any fraud or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) (i) If this Agreement is terminated by the Company or Phoenix pursuant to Sections 9.1(f) or 9.1(j), respectively, Phoenix shall pay to the Company, by wire transfer of immediately available funds within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $1,100,000.

(ii) If this Agreement is terminated by Phoenix or the Company pursuant to Sections 9.1(g) or 9.1(k), respectively, the Company shall pay to Phoenix, by wire transfer of immediately available funds within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $2,500,000.

(c) Each Party acknowledges that the agreements contained in this Section 9.3(c) are an integral part of the Merger and the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if either Party fails to pay when due any amount payable by such Party under Section 9.3(a) or 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Phoenix contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Phoenix at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Phoenix Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Phoenix.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.5, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement.

10.6 Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable out-of-pocket costs and expenses incurred in such action or suit. Except as may otherwise be agreed to hereunder or in other writing by the Parties, all legal and other costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, except that the fees and expenses associated with the filing of the NASDAQ listing application in connection with the Contemplated Transactions shall be shared equally by Phoenix and the Company.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the directors and officers of the Company referred to in Section 5.5(a) to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by email or facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Phoenix or Merger Sub:

c/o Zalicus Inc.

245 First Street

Third Floor

Cambridge, Massachusetts 02142

Telephone: (617) 301-7000

Fax: (617) 301-7010

Attention: Mark H.N. Corrigan, M.D.

Justin Renz

Email: mcorrigan@zalicus.com

jrenz@zalicus.com

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Fax: (617) 523-1231

Attention: Joseph L. Johnson III, Esq.

Danielle M. Lauzon, Esq.

Email: jjohnson@goodwinprocter.com

dlauzon@goodwinprocter.com

if to the Company:

Epirus Biopharmaceuticals, Inc.

699 Boylston Street, 11th Floor

Boston, MA 02116

Telephone: (617) 600-4313

Fax: (617) 830-0170

Attention: Amit Munshi

Email: amunshi@epirusbiopharma.com

with a copy to:

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Fax: (617) 948-6001

Attention: Peter N. Handrinos, Esq.

Philip P. Rossetti, Esq.

Email: peter.handrinos@lw.com

philip.rossetti@lw.com

10.9 Cooperation. Each Party agrees to use its reasonable best efforts to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.13 Entire Agreement. This Agreement and the Confidentiality Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Phoenix Disclosure Schedule and the Company Disclosure Schedule), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ZALICUS INC.

By:	/s/ Mark H.N. Corrigan
Name:	Mark H.N. Corrigan
Title:	President and Chief Executive Officer

BRUNNING, INC.

By:	/s/ Justin Renz
Name:	Justin Renz
Title:	President

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Amit Munshi
Name:	Amit Munshi
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

Definitions

“Additional Designee” means a person to be named by the Company at least seven (7) days prior to the mailing of the Proxy Statement to the stockholders of Phoenix, provided that such person shall be designated following the completion of a mutually agreeable director search and selection process, and shall be subject to the reasonable consent of Phoenix, not to be unreasonably withheld, conditioned or delayed.

“Adjusted Outstanding Phoenix Shares” means a number equal to the sum of (A) the total number of shares of Phoenix Common Stock outstanding immediately prior to the Effective Time, (B) 250,000 shares of Phoenix Common Stock issuable upon exercise of outstanding Phoenix Stock Options and (C) 527,777 shares of Phoenix Common Stock subject to outstanding Phoenix Restricted Stock Units.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Amendment No. 1 to the Phoenix Charter” means the amendment to the Phoenix Charter to effect the Reverse Stock Split.

“Amendment No. 2 to the Phoenix Charter” means the amendment to the Phoenix Charter to (i) increase the authorized number of shares of Phoenix Common Stock from 200,000,000 shares to 300,000,000 shares and (ii) change the name of Phoenix from “Zalicus Inc.” to “Epirus Biopharmaceuticals, Inc.” subject to the consummation of the Merger.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the Commonwealth of Massachusetts.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Charter Amendment” shall mean an amendment to the Company Charter in the form attached hereto as Exhibit D.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 4.5(a)(ii)(A).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or may materially affect the tenancy at any Company Leased Real Property.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Business” means the business of the Company and any Subsidiary as currently conducted and currently proposed to be conducted.

“Company Bylaws” has the meaning set forth in Section 2.1(a).

“Company Capital Stock” means the Common Stock and Preferred Stock of the Company.

“Company Charter” has the meaning set forth in Section 2.1(a).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business and all Company Products. “Company Intellectual Property” includes, without limitation, Company Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company or its Subsidiaries that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by the Company or its Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 2.9(a).

“Company Licenses-Out” has the meaning set forth in Section 2.9(a).

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which the Company or its Subsidiaries operate to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of Phoenix or Merger Sub or expressly required by this Agreement; (v) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of the Company or any of its Subsidiaries in respect of the Company Products or any other product candidates; and (vi) continued losses from operations or decreases in cash balances of the Company or any of its Subsidiaries or on a consolidated basis among the Company and its Subsidiaries; or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Notice Period” has the meaning set forth in Section 4.5(a)(iv).

“Company Owned Real Property” means the real property in which the Company or its Subsidiaries has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Percentage” means one hundred percent (100%), minus the Phoenix Percentage.

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Products” means the following proprietary compounds currently under development by the Company: (a) the protein therapeutic compound that is biosimilar to infliximab with internal Company reference of BOW-015, (b) the protein therapeutic compound that is biosimilar to adalimumab with internal Company reference of BOW-050, and (c) the protein therapeutic compound that is biosimilar to bevacizumab with internal Company reference of BOW-030.

“Company Qualified Bidder” has the meaning set forth in Section 4.5(a)(i).

“Company Recommendation” has the meaning set forth in Section 5.2(a)(ii).

“Company Regulatory Agency” has the meaning set forth in Section 2.12(b).

“Company Restricted Stock Award” or “Company Restricted Stock Awards” means awards of restricted stock issued under any of the Company Stock Option Plans.

“Company Restricted Stock Unit Award” or “Company Restricted Stock Unit Awards” means awards of restricted stock units issued under any of the Company Stock Option Plans.

“Company Series A Preferred Stock” means the Series A Preferred Stock, $0.0001 par value per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, $0.0001 par value per share, of the Company.

“Company Stock Certificate” has the meaning set forth in Section 1.6.

“Company Stock Option” or “Company Stock Options” means options to purchase Company Common Stock issued under any of the Company Stock Option Plans.

“Company Stock Option Plans” means the Fourteen22, Inc. 2011 Equity Incentive Plan, as amended.

“Company Stockholder Approval” has the meaning set forth in Section 2.24.

“Company Stockholders” means the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company Stockholder Meeting” has the meaning set forth in Section 5.2(a)(i).

“Company Superior Offer” has the meaning set forth in Section 4.5(a)(ii)(B).

“Company Trade Secrets” has the meaning set forth in Section 2.9(k).

“Company Warrants” means the warrants for Company Capital Stock set forth on Schedule II attached hereto.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of December 16, 2013, by and between the Company and Phoenix.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger and Reverse Stock Split.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“Determination Date” will be the date that is fourteen (14) calendar days prior to the date of the Phoenix Stockholder Meeting set forth in the Proxy Statement.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 1.10(f).

“Dispute Notice” has the meaning set forth in Section 1.10(b).

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or the Phoenix, as the case may be, or any subsidiary, stockholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(g)(ii) and 3.14(g)(ii) hereof, as applicable.

“Excess Shares” has the meaning set forth in Section 1.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” will equal the quotient obtained by dividing (i) the total number of Merger Shares by (ii) the aggregate number of (A) Company Capital Stock plus (B) the Company Warrants plus (C) all Company Stock Options and, to the extent such inclusion is not duplicative of clause (A), all Company Restricted Stock Awards, Company Restricted Stock Unit Awards and other awards under the Company Stock Option Plans, in each case, outstanding immediately prior to the Effective Time and will be calculated to the nearest 1/10,000 of a share.

“FDA” has the meaning set forth in Section 2.12(b).

“FDCA” has the meaning set forth in Section 2.12(b).

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(c).

“Indebtedness” means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities. Notwithstanding the foregoing, for all purposes hereunder, Indebtedness shall not include any payables among the Company or any of its Subsidiaries, and guarantees, if any, among the Company or any of its Subsidiaries in connection with transfer pricing arrangements.

“Independent Accountant” has the meaning set forth in Section 1.10(f).

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Phoenix” means the actual knowledge of the chief executive officer and chief financial officer of Phoenix, after due inquiry by each such individual of each such individual’s direct reports.

“Knowledge of the Company” means the actual knowledge of Amit Munshi and Tom Shea, after due inquiry by each such individual of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” means the total number of shares of Phoenix Common Stock to be issued in the Merger pursuant to Section 1.5(a), determined as follows: (a) the Company Percentage multiplied by (b) the quotient of (i) the Adjusted Outstanding Phoenix Shares divided by (ii) the Phoenix Percentage.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“Net Cash” means, as of any particular time, (x) Phoenix’s cash and cash equivalents, short-term investments, net and restricted cash, plus (y) accounts receivable, minus (z) the aggregate of the following obligations and liabilities of Phoenix, calculated without duplication:

(i) All accounts payable and severance payments;

(ii) All Indebtedness of Phoenix for borrowed money or in respect of capitalized leases or the purchase of assets of Phoenix (including all principal, accrued interest thereon (and if such Indebtedness is not prepayable, all remaining interest to be paid or accrued through maturity thereof)), and any other amounts payable to the holders of such Indebtedness as a result of or in connection with, the consummation of the Contemplated Transactions);

(iii) All out-of-pocket closing or transactional costs in connection with the Contemplated Transactions (including in connection with any stockholder litigation relating to this Agreement or any of the Contemplated Transactions), including amounts payable to financial advisors (including investment banks), attorneys, accountants or proxy solicitors that are paid, incurred or expected to be incurred, payable or subject to reimbursement by Phoenix; and

(iv) Only those accrued expenses not already contemplated by clauses (i), (ii) and (iii) above, resulting from any incurred but yet unbilled professional fees, clinical costs, preclinical costs or operational costs pertaining to goods or services previously provided to Phoenix as of the month end date prior to the Determination Date.

“Net Cash Calculation” has the meaning set forth in Section 1.10(a).

“Net Cash Schedule” has the meaning set forth in Section 1.10(a).

“Official” has the meaning set forth in Section 2.22.

“Option Plan Amendment” means an amendment to the Phoenix Amended and Restated 2004 Incentive Plan to increase the number of shares that may be issued pursuant to such plan by 3,000,000 (subject to appropriate adjustment in the event of any stock dividend, stock split or other similar event affecting the Phoenix Common Stock).

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Party” or “Parties” means Phoenix, Merger Sub and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company or its Subsidiaries and being transferred to Phoenix or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to the Company or its Subsidiaries. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company or its Subsidiaries as of the Closing will not be a Permitted Encumbrance.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Phoenix” has the meaning set forth in the Preamble.

“Phoenix Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii)(A).

“Phoenix Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Phoenix Leased Real Property that materially affect or may materially affect the tenancy at any Phoenix Leased Real Property.

“Phoenix Business” means the business of Phoenix and any Subsidiary as currently conducted and currently proposed to be conducted.

“Phoenix Bylaws” means the Amended and Restated By-laws of Phoenix, as amended and in effect on the date hereof.

“Phoenix Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“Phoenix Charter” means the Sixth Amended and Restated Certificate of Incorporation of Phoenix, as amended and in effect on the date hereof.

“Phoenix Common Stock” means the common stock, par value $0.001 per share, of Phoenix.

“Phoenix Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Phoenix is a party.

“Phoenix Copyrights” has the meaning set forth in Section 3.9(a).

“Phoenix Contingent Workers” has the meaning set forth in Section 3.15(b).

“Phoenix Disclosure Schedule” has the meaning set forth in Section 3.

“Phoenix Employee Programs” has the meaning set forth in Section 3.14(a).

“Phoenix Financial Statements” has the meaning set forth in Section 3.5(c).

“Phoenix Intellectual Property” means all Intellectual Property owned by the Phoenix or any of its Subsidiaries or used or held for use by the Phoenix or any of its Subsidiaries in the Phoenix Business and all Phoenix Products. “Phoenix Intellectual Property” includes, without limitation, Phoenix Products, Phoenix Patents, Phoenix Marks, Phoenix Copyrights and Phoenix Trade Secrets.

“Phoenix Leased Real Property” means the real property leased, subleased or licensed by Phoenix, or any Subsidiary thereof, that is related to or used in connection with the Phoenix Business, and the real property leased, subleased or licensed by Phoenix or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Phoenix or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Phoenix Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Phoenix Leased Real Property.

“Phoenix Licenses-In” has the meaning set forth in Section 3.9(a).

“Phoenix Licenses-Out” has the meaning set forth in Section 3.9(a).

“Phoenix Marks” has the meaning set forth in Section 3.9(a).

“Phoenix Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Phoenix and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Phoenix Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Phoenix and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which Phoenix operates to the extent they do not disproportionately affect Phoenix and its Subsidiaries, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Company or expressly required by this Agreement; (v) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of Phoenix or any of its Subsidiaries in respect of the Phoenix Products or any other product candidates; and (vi) continued losses from operations or decreases in cash balances of Phoenix or any of its Subsidiaries or on a consolidated basis among Phoenix and its Subsidiaries; or (b) prevent or materially delay the ability of Phoenix and Merger Sub to consummate the Contemplated Transactions, in each case when viewed on a long-term or short-term basis.

“Phoenix Material Contract” has the meaning set forth in Section 3.10.

“Phoenix Notice Period” has the meaning set forth in Section 4.5(b)(iv).

“Phoenix Owned Real Property” means the real property in which Phoenix or any of its Subsidiaries has any fee title (or equivalent).

“Phoenix Patents” has the meaning set forth in Section 3.9(a).

“Phoenix Percentage” will equal (A) fourteen percent (14%) if Phoenix has an amount of Net Cash equal to or less than $9.0 million as of the Determination Date, (B) seventeen percent (17%) if Phoenix has an amount of Net Cash greater than $9.0 million and less than $12.0 million as of the Determination Date or (C) nineteen percent (19%) if Phoenix has an amount of Net Cash equal to or in excess of $12.0 million as of the Determination Date; provided, that in no event will the Phoenix Percentage be less than fourteen percent (14%).

“Phoenix Permits” has the meaning set forth in Section 3.12(b).

“Phoenix Preferred Stock” means the preferred stock, par value $0.001 per share, of Phoenix.

“Phoenix Products” means Phoenix’s clinical candidate, Z944.

“Phoenix Qualified Bidder” has the meaning set forth in Section 4.5(b)(i).

“Phoenix Regulatory Agency” has the meaning set forth in Section 3.12(b).

“Phoenix Restricted Stock Award” or “Phoenix Restricted Stock Awards” means awards of restricted stock issued under any of the Phoenix Stock Option Plans.

“Phoenix Restricted Stock Unit Award” or “Phoenix Restricted Stock Unit Awards” means awards of restricted stock units issued under any of the Phoenix Stock Option Plans.

“Phoenix SEC Reports” has the meaning set forth in Section 3.5(a).

“Phoenix Stock Option Plans” means the Amended and Restated 2000 Stock Option Plan and the Amended and Restated 2004 Incentive Plan.

“Phoenix Stock Options” means options to purchase Phoenix Common Stock issued under any of the Phoenix Stock Option Plans.

“Phoenix Stockholder Approval” has the meaning set forth in Section 3.24.

“Phoenix Stockholder Meeting” has the meaning set forth in Section 5.2(b)(i).

“Phoenix Stockholder Proposals” has the meaning set forth in Section 5.2(b)(i).

“Phoenix Stockholders” means the holders of the capital stock of Phoenix immediately prior to the Effective Time.

“Phoenix Superior Offer” has the meaning set forth in Section 4.5(b)(ii)(B).

“Phoenix Trade Secrets” has the meaning set forth in Section 3.9(k).

“Phoenix Warrants” means (i) the Warrant issued to General Electric Capital Corporation on September 15, 2004, (ii) the Warrant issued to General Electric Capital Corporation on June 28, 2005, (iii) the Warrant issued to Oxford Finance Corporation on December 22, 2010, (iv) the Warrant issued to Oxford Finance Corporation on June 27, 2011 and (v) the Warrant issued to Oxford Finance Corporation on December 16, 2011.

“PHSA” has the meaning set forth in Section 2.12(b).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Registration Statement” has the meaning set forth in Section 5.1.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, Phoenix or any of their respective Subsidiaries, as the case may be.

“Response Date” has the meaning set forth in Section 1.10(b).

“Reverse Stock Split” has the meaning set forth in Section 5.15.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(f).

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 2.15(b).

The following Exhibits and Schedules to the Agreement and Plan of Merger and Reorganization have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBITS
Exhibit C	Certificate of Incorporation of the Surviving Corporation
Exhibit D	Charter Amendment

SCHEDULES
Schedule I	Parties to Voting Agreements
Schedule II	Company Warrants

Company Disclosure Schedule

Phoenix Disclosure Schedule

Zalicus Inc. will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Zalicus Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.